UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AKORN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1925 West Field Court, Suite 300
Lake Forest, Illinois 60045

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Akorn, Inc. to be held at 10:00 a.m., local time (Central Standard Time) on December 16, 2016, at the Company’s corporate headquarters at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 for the following purposes, as more fully described in the proxy statement:

1.	To approve the Akorn, Inc. 2016 Employee Stock Purchase Plan;

2.	To approve the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan; and

3.	To transact such other matters as may properly come before the meeting.

You may attend the 2016 special meeting in person or by proxy. Only shareholders or their legal proxy holders will be allowed to attend the 2016 special meeting. To be admitted to the 2016 special meeting, you must present a form of government-issued photo identification and valid proof of ownership of the Company’s common stock as of October 28, 2016 or a valid legal proxy.

Your vote is important. We strongly urge you to cast your vote as soon as possible, even if you currently plan to attend the meeting in person. You may vote your shares by Internet or telephone, or by following the instructions on the proxy card or the voting instruction form you receive with your paper copy of the print materials.

We appreciate your investment in the Company.

By Order of the Board of Directors

/S/ Raj Rai

Raj Rai

Chief Executive Officer

November 14, 2016

A special meeting of shareholders of Akorn, Inc., a Louisiana corporation, will be held at the time and place and for the purposes indicated below.

December 16, 2016

10:00 a.m., Local Time

1925 West Field Court, Suite 300, Lake Forest, Illinois 60045

Items of business:	• To approve the Akorn, Inc. 2016 Employee Stock Purchase Plan (Proposal 1);
• To approve the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan (Proposal 2); and
• To transact such other matters as may properly come before the special meeting and any adjournment or postponement thereof.

recommendations of the board:	The Board of Directors unanimously recommends that you vote “FOR” Proposal 1 and Proposal 2.

record date:	Shareholders of record as of the close of business October 28, 2016, are entitled notice of and to vote at the special meeting.

voting:	Your vote is very important. To ensure your representation at the meeting, please vote your shares as soon as possible, by Internet, telephone, or proxy card or voter instruction form.

By Order of the Board of Directors

/S/ Raj Rai

Raj Rai

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Shareholders to Be Held on December 16, 2016.

The proxy statement, the form of proxy card, and the annual report to shareholders for the fiscal year ending December 31, 2015 are available at http://www.proxyvote.com.

AKORN, INC. - 2016 Special Meeting Proxy Statement	5

AKORN, INC.

1925 West Field Court, Suite 300

Lake Forest, Illinois 60045

November 14, 2016

Proxy Statement

For the Special Meeting of Shareholders to be held December 16, 2016

The Board of Directors (the “Board”) of Akorn, Inc. (the “Company”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2016 special meeting of shareholders of Akorn, Inc. The special meeting will be held at the Company’s headquarters, at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, on December 16, 2016, at 10:00 a.m., local time.

This proxy statement contains information on matters to be voted upon at the 2016 special meeting or any adjournments of that meeting. As of the date of this proxy statement, management is unaware of any other matter for action by shareholders at the meeting other than those described in the accompanying Notice of the 2016 Special Meeting. All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

The proxy materials for our 2016 special meeting include: (1) the Notice of 2016 Special Meeting of Shareholders; (2) this Proxy Statement for the Special Meeting, including the forms of the Akorn, Inc. 2016 Employee Stock Purchase Plan and Amended and Restated Akorn Inc., 2014 Stock Option Plan; (3) Akorn’s Annual Report for the year ended December 31, 2015; and (4) the proxy card or voting instruction form for the 2016 special meeting that you received with your paper copy of the proxy materials.

Please see the section “Questions and Answers” at the back of this proxy statement for more information regarding the proxy materials, the special meeting, voting, and other related matters.

This proxy statement is dated November 14, 2016 and we are first furnishing the proxy materials to shareholders on or about November 14, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of
Shareholders to Be Held on December 16, 2016:

The Notice of 2016 Special Meeting, proxy statement, form of proxy card, and 2015 annual report to shareholders are available at http://www.proxyvote.com.

AKORN, INC. - 2016 Special Meeting Proxy Statement	6

I. PROPOSALS

PROPOSAL 1	APPROVAL OF THE AKORN, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN

On October 26, 2016, our Board adopted, subject to shareholder approval, the Akorn, Inc. 2016 Employee Stock Purchase Plan (the “2016 ESPP”). The 2016 ESPP is intended to replace the Amended and Restated Akorn, Inc. Employee Stock Purchase Plan (the “Prior ESPP”), which was terminated in 2015 in connection with our restatement process. The purposes of the 2016 ESPP are to provide eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions with no brokerage fees at a discounted rate, and to provide an incentive for continued employment. Under the 2016 ESPP, during a six-month or one-year offering period, eligible employees will be able to acquire shares of our common stock at a 15% discount from the lower of the market price on the date the offering period begins or on the purchase date, contributing funds through payroll deductions not exceeding 15% of base wages.

If the 2016 ESPP is approved, 2,000,000 shares of common stock will be available for issuance thereunder, which represents approximately 1.6% of our shares of common stock outstanding on October 28, 2016. The 2016 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following is a brief description of the 2016 ESPP. This summary is qualified in its entirety by reference to the full text of the 2016 ESPP, a copy of which is attached as Appendix A. You are urged to read the actual text of the 2016 ESPP in its entirety.

If approved by our shareholders, the 2016 ESPP will allow eligible employees to acquire shares of our common stock at a 15% discount. The 2016 ESPP will be effective upon approval by our shareholders, and will continue until terminated by the Board or all shares authorized to be purchased under the 2016 ESPP have been purchased.

Authorized Shares, Administration and Offering Period

If approved, the total amount of shares of our common stock acquired by participants in the 2016 ESPP will not exceed 2,000,000 shares. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in our common stock, the number of shares of common stock permitted to be purchased under the 2016 ESPP will be adjusted in proportion to the change in outstanding shares of common stock. This 2016 ESPP will be administered under the direction of the Board or a committee designated by the Board in accordance with applicable laws and regulations (the “Committee”). The Company will pay all expenses incurred in connection with the administration of the plan.

There will be two offering periods (the “Offering Periods”) each calendar year during the 2016 Plan: (i) the period from January 1 through December 31; and (ii) the period from July 1 through December 31, provided, however, for the initial year of the plan only, 2017, the first Offering Period will begin January 9 and run through December 31. The Committee may also designate other offering periods from time to time. A participant may participate in only one Offering Period at a time.

Eligible Participants and Payroll Deductions

Employees eligible to participate in the 2016 ESPP are those employed by the Company or a designated subsidiary on the day before the first day of the Offering Period, and customarily employed for more than 20 hours per week and 5 months in a calendar year. However, no employee will be eligible to participate in the 2016 ESPP who owns stock or holds options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary, or as a result of being granted an option under the 2016 ESPP with respect to such Offering Period, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. As of October 26, 2016, approximately 1,600 permanent employees, including seven executive officers, would be eligible to participate in the 2016 ESPP.

To participate in the 2016 ESPP, an eligible employee must authorize payroll deductions from his or her current compensation in whole percentages from 1% to 15%, or such lower limit as may be set by the Company from time to time.

Purchase of Shares

At the end of each Offering Period, the Company will automatically apply the funds then in the participant’s payroll deduction account to purchase the applicable number of whole shares of common stock. The purchase price of such shares will be the lower of (i) 85% of the fair market value of a share of common stock on the first day of the Offering Period or (ii) 85% of the fair market value of a share of common stock on the date of purchase, which would be the last trading day of the Offering Period.

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As promptly as practicable after the end of each Offering Period, the Company will electronically issue shares of common stock purchased for a participant into the participant’s brokerage account. No fractional shares will be issued to a participant. Any cash remaining in a participant’s payroll deduction account following the purchase of such shares of our common stock will be returned to the participant as soon as administratively feasible without interest. A participant will have no interest in any shares of common stock, including any voting rights, until the Company has purchased shares of common stock for such participant.

Limitations on Purchase and Transfer of Shares

No participant will be entitled to purchase shares of common stock under the 2016 ESPP with a fair market value that exceeds $25,000, as determined as of the first day of the Offering Period, in any calendar year in which such participant participates in the 2016 ESPP (or such other limit as may be imposed by the Code). The Company will automatically suspend the payroll deductions of any participant as necessary to enforce this limit. Except as otherwise determined by the Company prior to the first day of an Offering Period, the aggregate number of shares that may be purchased by an individual participant in an Offering Period will not exceed 15,000 shares.

If the number of shares of common stock to be purchased by all participants for an Offering Period exceeds the number of shares then available for issuance under the 2016 ESPP, then the Company will make a pro rata allocation of the remaining shares of common stock in as uniform manner as will be reasonably practicable and equitable. In such event, the Company will give written notice of such reduction of the number of shares of our common stock to be purchased to each participant affected.

Any funds in a participant’s payroll deduction account which are not used to purchase shares of common stock due to the above limitations will be returned to the participant as soon as practicable after the Offering Period without interest.

The right to receive shares of our common stock is non-transferable (except in the case of a participant’s death following the purchase, but prior to delivery, of shares of our common stock) and no shares of our common stock acquired under the 2016 ESPP may be transferred or sold (other than by gift or inheritance) until 90 days following the date shares are issued to a participant, without prior written approval from the Company.

Changes to Deductions, Withdrawal from Plan, Termination of Employment

A participant may elect to increase or decrease his or her rate of payroll deductions for a subsequent Offering Period by delivering written notice prior to the commencement of the Offering Period. A participant may not effect an increase or decrease in the rate of payroll deductions during an Offering Period, but may elect to withdraw from the plan.

A participant may at any time cease making any further payroll deductions by delivering a timely written notice of withdrawal from the 2016 ESPP. Upon withdrawal, the balance of the participant’s payroll deduction account will be returned as soon as practicable, without interest, and participation in the 2016 ESPP will automatically and immediately terminate. In the event of a withdrawal, the participant may not resume participation in the 2016 ESPP during the calendar year of withdrawal but may elect to participate in any subsequent calendar year.

A participant will be immediately and automatically terminated from the plan upon the occurrence of any of the following events: (i) termination of the participant’s employment for any reason (including retirement or death), (ii) the placement of the participant on a leave of absence exceeding 3 calendar months with no right to reemployment by the Company provided by statute or contract or (iii) the failure of a participant to remain an eligible employee. In such event, the payroll deductions credited to such participant’s payroll deduction account will be returned to the participant or, in the case of death, to the participant’s designated beneficiary, in either case, without interest.

If a participant is enrolled in an Offering Period in one year and takes no further action regarding his or her election related to the following year, the Company will assume that the participant desires to continue making purchases and will automatically enroll the participant in the next annual Offering Period (January 1 to December 31) with the same level of payroll deduction as in the preceding year.

Amendment, Termination or Suspension of the Plan by the Company

The 2016 ESPP may be amended by the Board, but any amendment which (a) materially increases the number of shares of our common stock which may be acquired through the 2016 ESPP, (b) changes the definition of “common stock” as defined in the 2016 ESPP, (c) materially increases the benefits accruing to participants in the 2016 ESPP or (d) materially modifies the requirements for eligibility for participation in the 2016 ESPP must be approved by the shareholders.

The 2016 ESPP will be effective upon approval by the shareholders of the Company. Unless terminated earlier by the Company, the plan will terminate on the date all of the shares of common stock authorized for issuance under the 2016 ESPP are purchased. The Company reserves the right to terminate or suspend the 2016 ESPP at any time. If the 2016 ESPP is terminated or suspended, the Company may elect in its sole discretion to either (i) complete the purchase of shares of common stock at the end of the current Offering Period or (ii) deliver to each participant the then balance of such participant’s payroll deduction account, if any, as soon as reasonably practicable following the date of termination or suspension of the 2016 ESPP. In either case, no participant will have any right to acquire shares of common stock (other than the as described under clause (i) of the immediately preceding sentence) under the 2016 ESPP. In the event the 2016 ESPP is terminated, the participation of all participants will terminate immediately.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new purchase date, and the 2016 ESPP will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless provided otherwise by the Committee.

AKORN, INC. - 2016 Special Meeting Proxy Statement	8

If the Board or the Company’s shareholders approve a sale of all or substantially all of the assets of the Company, or the merger, consolidation or similar transaction involving the Company with or into another corporation in which the Company is not the surviving, controlling corporation, the 2016 ESPP provides that each outstanding right to purchase shares of our common stock under the 2016 ESPP will be assumed, or an equivalent right to purchase shares of our common stock will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation chooses not to assume or substitute for the right to purchase shares of our common stock, the Offering Period then in progress shall be shortened by setting a new purchase date, which will be at least 15 days prior to the date of the transaction.

Federal Income Tax Consequences

The following is a brief description of the Company’s understanding of the U.S. federal income tax consequences to the Company and participants subject to U.S. taxation with respect to participation in the 2016 ESPP. This description may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not address any state, local or foreign tax consequences.

The 2016 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income would be recognized by a participant, and no deductions would be allowable to the Company, upon either the grant or the exercise of the options. Taxable income would not be recognized until either there is a sale or other disposition of the shares of our common stock acquired under the 2016 ESPP or in the event the participant dies while still owning the purchased shares of our common stock. The amounts withheld from a participant’s pay under the 2016 ESPP will be taxable income to that participant and must be included in gross income for federal income tax purposes in the year in which the amounts otherwise would have been received.

The federal income tax consequences of a sale or disposition of shares of our common stock acquired under the 2016 ESPP depend in part on the length of time the shares are held by a participant before any sale or disposition. If a participant sells or otherwise disposes of shares of our common stock acquired under the 2016 ESPP (other than any transfer resulting from the participant’s death) within two years after the date on which the option is granted to such participant or within one year after the date on which the option is exercised and the shares purchased (such period, the “Holding Period”), the participant will recognize ordinary income in the year of such sale or disposition in an amount equal to the excess of (1) the fair market value of the shares on the date such shares were acquired by him or her over (2) his or her purchase price. The tax law requires a participant to recognize this amount of ordinary income even if the fair market value of the shares of our common stock has decreased since the date the shares were purchased, and the ordinary income recognized is added to his or her basis in such shares. Any gain realized on the sale or disposition in excess of the purchase price will be taxed as short-term capital gains and any loss realized will be a short-term capital loss.

If a participant sells or otherwise disposes of shares of our common stock acquired under the 2016 ESPP after the Holding Period, or the participant dies, he or she must recognize as ordinary income in the year of sale (or his or her taxable year ending with his or her death) an amount equal to the lesser of (1) the excess of the fair market value of the shares of our common stock on the date of grant over the purchase price (determined as of the date of grant), or (2) the excess of the fair market value of the shares on the date he or she sells or otherwise disposes of the shares or on the date of his or her death over the purchase price. Except in the case of a transfer as a result of death, this amount of ordinary income recognized by the participant is added to his or her basis in the shares. The basis of shares transferred as a result of the death of a participant will not be increased as a result of the ordinary income recognized by the deceased participant. Any gain realized on the sale or disposition in excess of the participant’s basis (after increasing the basis in such shares of our common stock by the ordinary income recognized) will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

The Company will not receive any income tax deduction as a result of issuing shares of our common stock pursuant to the 2016 ESPP, except upon sale or disposition of shares by a participant prior to the end of the Holding Period. In that event, the Company ordinarily will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of the shares.

New Plan Benefits

Our executive officers, including our named executive officers who are current employees of the Company, will be eligible to participate in the 2016 ESPP, provided they meet the detailed eligibility requirements. Non-employee directors are not eligible to participate in the 2016 ESPP. Because benefits under the 2016 ESPP will depend upon employees’ elections to participate, the restrictions of Section 423 of the Code and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2016 ESPP is approved by the shareholders. No options have been granted and no shares of our common stock have been issued under the 2016 ESPP prior to, or pending, shareholder approval of the 2016 ESPP.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the Akorn, Inc. 2016 Employee Stock Purchase Plan.

AKORN, INC. - 2016 Special Meeting Proxy Statement	9

PROPOSAL 2	APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AKORN, INC. 2014 STOCK OPTION PLAN

Summary of proposed amendments

On October 26, 2016, the Board adopted, subject to shareholder approval, the Amended and Restated Akorn, Inc. 2014 Stock Option Plan (the “Amended 2014 Option Plan”), which contains certain material changes to the Akorn, Inc. 2014 Stock Option Plan (the “2014 Option Plan”). As described more fully below, the changes are based upon current best practices, and include (i) adding sub-limits to our plan, in order to provide us with added flexibility to grant performance-based awards that are tax deductible to the Company under Section 162(m) of the Code, (ii) adding a sub-limit for our director awards and (iii) clarifying the terms and conditions that generally apply to restricted stock units granted under our plan. We are not requesting approval of additional shares under the Amended 2014 Option Plan.

If approved, the Amended 2014 Option Plan will impose the following sub-limits:

•	the maximum aggregate number of shares that may be issuable or deliverable under options or stock appreciation rights granted in any calendar year to any one participant will be 2,000,000 shares of our common stock;

•	with respect to awards (as defined below) intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (other than options or stock appreciation rights), the maximum aggregate number of shares of our common stock that may be issuable or deliverable under such awards granted in any calendar year to any one participant will be 2,000,000 shares of our common stock or, with respect to awards denominated in cash, $3,000,000 (measured as of the date of grant);

•	the maximum aggregate number of shares of our common stock that may be issuable or deliverable under awards granted in any calendar year to any one director shall be 200,000 shares of our common stock plus cash in an amount not to exceed $250,000.

In addition, the Amended 2014 Option Plan clarifies the terms and conditions that generally apply to grants of restricted stock units (or “RSUs”) under our plan, as described more fully below.

Background

The Amended 2014 Option Plan is intended to attract and retain exceptional directors, employees and consultants and to enable such individuals to participate in our long-term growth and financial success.

Set forth below is the number of shares available for issuance pursuant to outstanding equity awards under the 2003 Option Plan and the 2014 Option Plan as of October 26, 2016:

	Number of Shares	As a Percentage of Stock Outstanding (1)

Shares reserved for issuance pursuant to outstanding stock options (2)	4,639,355	3.70%
Shares reserved for issuance pursuant to unvested restricted stock unit awards	420,720	0.34%
Shares available for issuance pursuant to future equity awards (3)	2,911,046	2.32%

Total shares reserved for issuance pursuant to outstanding equity awards under the 2003 Option Plan and the 2014 Option Plan	7,971,121	6.36%

(1)	The percentages are based on outstanding shares of our common stock on October 28, 2016.

(2)	As of October 26, 2016, 747,624 options remained outstanding under the 2003 Option Plan and had a weighted average exercise price of $13.68 per share and a weighted average term remaining term of 0.93 years. As of October 26, 2016, 3,891,731 options remained outstanding under the 2014 Option Plan and had a weighted average exercise price of $29.95 per share and a weighted average term remaining term of 5.85 years. As of October 26, 2016, the aggregate 4,639,355 options outstanding under the 2003 Option Plan and the 2014 Option Plan had a weighted average exercise price of $27.33 per share and a weighted average term remaining term of 5.06 years.

(3)	The 2003 Option Plan expired November 6, 2013 and no further awards may be granted under that plan.

AKORN, INC. - 2016 Special Meeting Proxy Statement	10

Following is a summary of the Amended 2014 Option Plan. This summary is qualified in its entirety by reference to the complete text of the Amended 2014 Option Plan, a copy of which is attached as Appendix B. You are urged to read the actual text of the Amended 2014 Option Plan in its entirety.

Eligible Participants

Any director, employee, consultant or advisor (including any prospective director, employee, consultant or advisor) of Akorn or any affiliate of Akorn shall be eligible to be designated a participant in the Amended 2014 Option Plan for purposes of receiving awards. As of October 26, 2016, approximately 1,620 employees and non-employee directors would be eligible to participate in the Amended 2014 Option Plan, plus consultants. However, only employees are eligible to receive incentive stock options (“ISOs”).

Plan Administration

Our Board, or one or more committees appointed by our Board, will administer the Amended 2014 Option Plan (in either case, the “administrator”). In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the administrator will consist of two or more “outside directors” within the meaning of Section 162(m). The administrator will have the authority to construe and interpret the terms of the Amended 2014 Option Plan and awards, to prescribe, amend and rescind rules and regulations relating to the Amended 2014 Option Plan, and to modify or amend an award (subject to limitations). In addition, the administrator will have the authority to determine the terms of the awards, including the exercise price (which may be changed by the administrator after the date of grant), the number of shares subject to each award, the exercisability of the awards, any vesting acceleration or waiver or repurchase restrictions, and the form of consideration payable upon exercise. Subject to shareholder approval, the administrator also will have the authority to reduce the exercise price of an award to the then current fair market value or implement an award exchange program (whereby awards may be exchanged or cancelled for awards with lower exercise prices or different terms), or a program through which participants may reduce cash compensation payable in exchange for awards. The administrator may also create other stock based awards that are valued in whole or in part by reference to (or are otherwise based on) shares of our common stock.

Shares Available For Awards

Subject to adjustment as provided below, the aggregate number of shares of our common stock that may be issued pursuant to awards granted under the Amended 2014 Option Plan is 7,500,000. The maximum number of shares of our common stock that may be delivered pursuant to ISOs granted under the Amended 2014 Option Plan will be 1,500,000. The maximum aggregate number of shares of our common stock that may be issuable or deliverable under options or stock appreciation rights granted in any calendar year to any one participant will be 2,000,000 shares. With respect to awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (other than options or stock appreciation rights), the maximum aggregate number of shares of our common stock that may be issuable or deliverable under such awards granted in any calendar year to any one participant will be 2,000,000 shares or, with respect to awards denominated in cash, $3,000,000 (measured as of the date of grant).

In addition, the maximum aggregate number of shares of our common stock that may be issuable or deliverable under awards granted in any calendar year to any one director will be 200,000 shares of our common stock plus cash in an amount not to exceed $250,000.

If an award expires or is terminated or canceled without having been exercised or settled in full, it is forfeited back to us and the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under the Amended 2014 Option Plan (unless it has terminated). Shares are not deemed to be issued under the Amended 2014 Option Plan with respect to any portion of an award that is settled in cash. If the exercise or purchase price of an award is paid for through the tender of shares, or tax withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the Amended 2014 Option Plan.

In the event a change, such as a stock split, is made in our capitalization which results in an exchange or other adjustment of each share of common stock for or into a greater or lesser number of shares, appropriate adjustments will be made to unvested awards in the number of shares subject to each outstanding option or other awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Amended 2014 Option Plan. Under such circumstances, the administrator also may deem it appropriate to cancel awards in consideration for a cash payment. The administrator also may make provisions for adjusting the number of awards in the event we effect one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of our outstanding common stock. Awards may provide that in the event of the dissolution or liquidation of the Company, a corporate separation or division or the merger or consolidation of the Company, the holder may exercise the award on such terms as it may have been exercised immediately prior to such dissolution, corporate separation or division or merger or consolidation; or in the alternative, the administrator may provide that each award granted under the Amended 2014 Option Plan shall terminate as of a date fixed by the administrator.

Awards

The Amended 2014 Option Plan provides for the grant of options intended to qualify as ISOs under Section 422 of the Code to our and our affiliates’ employees and non-qualified stock options (“NQSOs”), stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, performance unit awards, performance share awards and other stock based award (each, an “Award”) to our and our affiliates’ directors, employees, consultants and advisors.

AKORN, INC. - 2016 Special Meeting Proxy Statement	11

Stock Options

An option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The administrator may grant both ISOs and NQSOs under the Amended 2014 Option Plan. Except as otherwise determined by the administrator in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the Amended 2014 Option Plan) of our common stock on the date of grant. The term of each option will be determined by the administrator; provided that no ISO will be exercisable after the tenth anniversary of the date the option is granted. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date of grant and its term will be five years or less from the date of grant. As of October 26, 2016, the fair market value of our common stock was $24.61 per share, which represents the closing market price of our stock that day as reported on the NASDAQ Global Select Market. All options granted under the Amended 2014 Option Plan will be NQSOs unless the applicable award agreement expressly states that the option is intended to be an ISO.

Options shall vest and become exercisable as determined by the administrator. The exercise price will be payable with cash (or its equivalent) or by other methods as permitted by the administrator to the extent permitted by applicable law.

If a participant’s employment or relationship with the Company is terminated, the participant (or his or her designated beneficiary or estate representative in the case of death) may exercise his or her option within such period of time as is specified in the award agreement to the extent that the option is vested on the date of termination. In the absence of a specified time in the award agreement, the option will remain exercisable for 3 months following the date of termination, except in the case where termination is as a result of disability or death, in which case the option will remain exercisable for 12 months following the date of termination.

The administrator may at any time offer to buy out an option previously granted for a payment in cash or shares of our common stock based on such terms and conditions as the administrator shall establish in compliance with Section 409A of the Code and communicate to the participant at the time that such offer is made.

Restricted Stock

Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator will determine the number of shares of restricted stock granted to any participant, and if applicable, any purchase price. Unless the administrator determines otherwise, restricted shares that fail to vest will revert to the company and again will be available for grant under the plan. Holders of restricted stock will not have voting rights with respect to such stock until the restrictions lapse, unless the administrator determines otherwise. During the period of restriction, holders of restricted stock will be entitled to receive all dividends and other distributions paid with respect to such stock while unvested, unless otherwise provided in the applicable award agreement. If any such dividends or distributions are paid in shares of our common stock, such shares will be subject to the same restrictions on transferability and forfeitability as the restricted stock with respect to which they were paid.

Restricted Stock Units

The Amended 2014 Option Plan clarifies the terms and conditions that generally apply to grants of RSUs under our plan. RSUs are awards of an unfunded and unsecured promise to deliver shares, cash, other securities or other property, subject to certain specified restrictions. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the administrator. RSUs are forfeitable until they vest or are no longer subject to restrictions. Upon vesting, RSUs may be settled as a lump sum, in installments or on a deferred basis, as determined by the administrator (subject to applicable tax laws). RSUs generally cannot be transferred. In addition, RSUs do not provide voting rights unless and until the shares covered by such units are issued and delivered without restriction. RSUs do not entitle the holder to dividend equivalents unless otherwise specified in the award agreement or as determined by the administrator. If provided for in the award agreement, RSUs may be credited with dividend equivalent payments either in cash or shares of common stock, and any accumulated dividend equivalents (and any interest thereon) will be payable at the time the underlying RSU is settled.

Unrestricted Stock

Subject to the terms of an award agreement, a participant may be awarded (or sold at a discount) shares of our common stock that are not subject to restrictions on transfer, in consideration for past services rendered to us, our affiliates or for other valid consideration.

Stock Appreciation Rights

A stock appreciation right is the right to receive an amount equal to the appreciation in the fair market value of our common stock between the exercise date and the date of grant, for that number of shares of our common stock with respect to which the stock appreciation right is exercised. We may either pay the appreciation in cash, in shares of our common stock with equivalent value, or in some combination of cash and shares, as determined by the administrator and in conformance with Section 409A of the Code. The administrator determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options. The administrator may at any time offer to buy out for a payment in cash or shares of our common stock a stock appreciation right previously granted based on such terms and conditions as the administrator shall establish and communicate to the participant at the time that such offer is made.

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Performance Units and Performance Shares

Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or value of performance units and performance shares to be paid to the participant. The performance goals may be based upon the achievement of company-wide, divisional or individual goals or objectives, or any other basis that the administrator determines. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. Performance units will have an initial dollar value established by the administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date.

Other Stock Based Awards

The administrator has the authority to create awards under the Amended 2014 Option Plan in addition to those specifically described in the Amended 2014 Option Plan. These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of our common stock. As described above, other stock-based awards may include, without limitation, awards that represent an unfunded and unsecured promise to deliver shares, cash, other securities or other property following a specified passage of time or period of service, the satisfaction of predetermined individual or Company performance goals or objectives, or otherwise in accordance with the terms of the applicable award agreement.

Performance Goals

The administrator may designate any award as a qualified performance-based award for the purpose of allowing the award to be deductible without regard to the $1,000,000 deduction limit imposed by Section 162(m) of the Code. If an award is so designated, the administrator must establish objectively determinable performance goals for the award. Performance periods for such awards must be at least 12 months and may be any longer period. Performance goals for such awards shall be based on one or more of the following criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within the Company or a subsidiary: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; or earnings per share); financial return ratios (e.g., return on investment; return on invested capital; return on equity; or return on assets); increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; stock price; and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures.

Transferability of Awards

Generally, unless the administrator determines otherwise, the Amended 2014 Option Plan does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the participant may exercise an award during his or her lifetime.

Amendment and Termination of the Amended 2014 Option Plan

The Board may at any time amend, alter, suspend or terminate the Amended 2014 Option Plan, subject to applicable shareholder approval requirements under federal or state law or NASDAQ rules. Unless sooner terminated, the Amended 2014 Option Plan shall terminate on December 30, 2023, the date that is 10 years from the date the Amended 2014 Option Plan was adopted by the Board.

Amendment Effectiveness

The Amended 2014 Option Plan was approved by the Board on October 26, 2016. The Board’s approval of the Amended 2014 Option Plan is contingent upon the shareholders’ approval of the amendments.

Liquidation or Dissolution of Akorn

In the event of the proposed dissolution or liquidation of Akorn, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The administrator in its discretion may provide for a participant to have the right to exercise his or her award, to the extent applicable, until 10 days prior to such transaction as to all of the stock covered thereby, including shares of our common stock as to which such award would not otherwise be exercisable. In addition, the administrator may provide that any Akorn repurchase option or forfeiture rights applicable to any award shall lapse 100%, and that any award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an award will terminate immediately prior to the consummation of such proposed action.

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Change in Control

Generally, in the event Akorn experiences a “change in control” (as described below), awards may be assumed by the successor corporation, or the successor corporation may substitute an equivalent award in its place. However, if the successor corporation cannot or will not assume or substitute the outstanding award, then the administrator may provide that the vesting of any award shall accelerate 100%. Upon, or in anticipation of, a change in control, the administrator may cause any outstanding awards to terminate at a specific time in the future, including the date of such change in control, and will give each participant the right to exercise such awards during a period of time as the administrator, in its sole and absolute discretion, shall determine, but in no event shorter than 10 trading days.

Under the Amended 2014 Option Plan, a “change in control” is generally defined as (i) a merger or consolidation of the Company with another entity which thereby becomes the beneficial owner of more than 50% of the outstanding voting securities of the surviving entity, (ii) a meeting involving a contest for election of at least one directorship, if Directors who were members of the Board immediately prior to the meeting do not constitute at least a majority of the Directors following the meeting or election, (iii) an acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of voting securities or (iv) a sale of all or substantially all of the Company’s assets. A change in control also occurs if, during any period of 2 consecutive years or less, a majority of the Board is replaced by directors not approved by 2/3 of the Board. A change in control is not deemed to have occurred if the Company forms a holding company and holders of voting securities continue to hold approximately the same relative proportions.

Federal Income Tax Consequences

The following is a brief description of the Company’s understanding of the U.S. federal income tax consequences to the Company and participants subject to U.S. taxation with respect to participation in the Amended 2014 Option Plan. This description may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not address any state, local or foreign tax consequences.

NQSOs. A non-qualified stock option results in no taxable income to the participant or deduction to the Company at the time it is granted. A participant exercising a non-qualified stock option will, at that time, realize taxable income (subject to withholding and employment taxes) in the amount equal to the excess, if any, of the then fair market value of the shares over the option exercise price. Subject to the applicable provisions of the Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable income realized by the participant. The participant’s tax basis in shares received upon exercise is equal to the sum of the option exercise price plus the taxable income recognized by him or her upon exercise.

Any gain (or loss) upon subsequent disposition of the shares will be a long- or short-term capital gain (or loss) to the participant, depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The participant will have taxable income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the participant’s basis in such excess shares will be equal to the amount of such taxable income, and the holding period in such shares will begin on the date of exercise.

ISOs. An incentive stock option results in no taxable income to the participant or a deduction to the Company at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the participant, if applicable. If the participant holds the stock received as a result of an exercise of an incentive stock option until the later of two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the participant will realize taxable income for the year of the disposition in an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant. In the event of a disqualifying disposition, the Company will generally be entitled to a deduction, in the year of such a disposition, in an amount equal to the taxable income realized by the participant. The participant’s tax basis in the shares acquired upon exercise of an incentive stock option is equal to the option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Stock Awards. Generally, if a participant receives a stock award under the Amended 2014 Option Plan, the participant will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount the participant paid in exchange for the stock. If, however, the stock is not vested when it is received under the Amended 2014 Option Plan (for example, if the participant is required to work for a period of time in order to have the right to sell the stock), the participant generally will not recognize income until the stock becomes vested, at which time the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount the participant paid in exchange for the stock. The participant may, however, file an election with the Internal Revenue Service, within 30 days of the participant’s receipt of the stock award, to recognize ordinary compensation income, as of the date the participant received the stock award, equal to the excess, if any, of the fair market value of the stock on the date the other stock award is granted over any amount the participant paid in exchange for the stock. If the participant is an employee of the Company, the ordinary compensation income the participant recognizes will be subject to federal and state income and employment tax withholding.

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RSUs. A participant who is granted restricted stock units does not recognize income at the time of grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and the Company will receive a corresponding deduction.

Stock Appreciation Rights. Generally, a participant who is granted a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. The value received by a participant (in cash or stock) from the exercise or settlement of a SAR will be taxed as ordinary income to the participant in the year of exercise or settlement. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise or settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the participant is required to recognize as a result of the exercise or settlement.

Performance Units and Performance Shares. A participant who is granted a performance unit or performance share generally recognizes no income until the performance objectives are satisfied and the award is vested. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the unit or share at such time, and the Company will receive a corresponding deduction.

Deductions Generally. The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the participant, provided (i) the amount constitutes an ordinary and necessary business expense for the Company, (ii) it is reasonable in amount, (iii) either the participant includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount and (iv) the deduction is not otherwise disallowed under the Code.

Section 162(m) Limitations. Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. Awards granted to employees under the Amended 2014 Option Plan whom the Committee expects to be covered employees at the time a deduction arises, may, if and to the extent that the Committee determines to do so, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the Company’s ability to ensure that options under the Amended 2014 Option Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

New Plan Benefits

The number of awards that an employee, director, consultant or advisor may receive under the Amended 2014 Option Plan is in the discretion of the administrator. Upon approval of the Amended 2014 Option Plan, the following benefits or amounts will be allocated to the following individuals: Raj Rai, Chief Executive Officer, dollar target value of $824,000 (maximum value of $1,648,000).

The Board of Directors unanimously recommends that you vote “FOR” the approval of an amendment and restatement of the 2014 Stock Option Plan

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II.	Executive Compensation and Other Information

Executive Summary

2015 Performance Highlights

Despite facing challenges, our financial performance in 2015 was solid and included the following highlights:

•     We generated net revenue of $985.1 million and maintained a consolidated gross margin of 60.5%.

•     We generated operating income of $294.6 million (or 29.9% of net revenues).

•     We received 15 product approvals and 2 tentative approvals from the FDA, including 11 ANDA approvals, 2 ANADA approvals, 1 NDA approval, 1 significant supplemental ANDA new product approval and 2 tentative ANDA approvals.

•     Our R&D organization submitted 18 ANDA filings and 1 NDA filing to the FDA for approval during 2015.

•     We launched 12 new products.

•     We completed the operational integrations of Hi-Tech Pharmacal Co., Inc. and VersaPharm, Inc.

•     We closed the acquisition of a sterile ophthalmic manufacturing facility in Hettlingen, Switzerland.

•     We invested in our organizational capital, significantly expanding our accounting and finance organization, manufacturing and operations leadership and commercial infrastructure.

Changes in Our Executive Team in 2015

In 2015, we made several changes and additions to our executive team, and we believe these changes have better situated our Company for growth and success. Among our Named Executive Officers (as defined below) these changes involved the addition of our new Chief Financial Officer and our Corporate Controller as well as the addition of our Executive Vice President, Sales and Marketing, and our Executive Vice President, Pharmaceutical Operations.

2015 Named Executive Officers

We refer to the following individuals as our 2015 “Named Executive Officers” or “NEOs”:

NEO	Principal Position
Raj Rai	Chief Executive Officer
Duane A. Portwood	Executive Vice President and Chief Financial Officer effective October 30, 2015
Randall E. Pollard	Senior Vice President, Corporate Controller and Chief Accounting Officer, also served as Interim Chief Financial Officer from August 3, 2015 to October 30, 2015
Timothy A. Dick	Former Chief Financial Officer, resigned August 3, 2015
Joseph Bonaccorsi	Senior Vice President, General Counsel and Secretary
Bruce Kutinsky	Chief Operating Officer
Steven Lichter	Executive Vice President, Pharmaceutical Operations
Jonathan Kafer	Executive Vice President, Sales and Marketing

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Compensation Discussion and Analysis

In this Compensation Discussion and Analysis section we present an overview of our compensation program, focusing on the elements of compensation awarded or paid to our Named Executive Officers. Below is a roadmap of the discussion that follows.

How We Determine Pay

Compensation Philosophy and Objectives and Role of the Compensation Committee

The Compensation Committee leads the development of our compensation philosophies and practices to assure that the total compensation paid to our executive officers is fair and reasonable relative to the extremely competitive nature of the specialty pharmaceutical industry of which we are a part. For several years, our Company experienced major business and financial challenges, and has more recently experienced a significant turn-around that is largely attributable to the success of our current management team. During the challenging downturn years, the Compensation Committee focused intently on attracting and rewarding executives with the unique intersection of industry and turnaround skills and made compensation decisions based on our objective of aligning the Company’s key executives’ goals and incentive pay with the goals of our shareholders in order to enable and encourage the turn-around effort. Consistent with our ongoing goal to keep the Company’s key executives’ objectives and incentive pay aligned with the goals of our shareholders, we continue to pursue a compensation philosophy that is intended to provide total compensation opportunities, which include base salary, performance-based cash bonus, long term equity compensation, and a health and welfare benefits package. These are intended to incentivize the uniquely skilled employees who will continue to carry out our strategic plan, mission and goals, while maintaining our required high quality standards and growth.

In 2012, we refined our compensation philosophy to reflect the Company’s current posture in the industry in order to align it with the achievement of the Company’s business strategies. Accordingly, we developed and adopted a philosophy that is intended to serve the foundation upon which the executive compensation program is structured and administered and to serve as a basis for guiding the continued development and evolution of the program.

Our compensation philosophy is based on the following goals and principles:

•	Attract and retain results-oriented executives with proven track records of success to ensure the Company has the caliber of executives needed to perform at the highest levels of the industry,

•	Support Company growth, alignment with shareholder interests and the achievement of other key corporate goals and objectives,

•	Design packages to achieve external competitiveness, internal equity, and be cost-effective,

•	Focus attention on and appropriately balance current priorities and the longer-term strategy of the Company through short- and long-term incentives,

•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to Company and individual performance based on position responsibilities and ability to influence financial and organizational results,

•	Promote ownership of Company stock by executives to enhance the alignment of interests with shareholders,

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•	Motivate and reward a prudent level of risk and decision making in an effort to drive reasonable performance,

•	Provide flexibility and some discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing healthcare and pharmaceutical industry conditions and priorities, and

•	Involve a limited use of perquisites and supplemental benefits which will only be provided if a compelling business rationale exists.

Our Compensation Committee is composed exclusively of independent directors and meets regularly both with and without management. The Compensation Committee annually approves Named Executive Officer base salaries, establishes annual incentive compensation pay for performance objectives based on both goals for the company and individual employees, makes actual awards of annual incentive compensation based on attainment of these goals and other factors the Compensation Committee deems appropriate and considers awards of long-term equity compensation.

Compensation Committee
• Focuses on attracting and rewarding executives based on compensation decisions that align with our company's goals
• Annually sets pay and performance objectives
CEO
• Helps establish and measure corporate and individual objectives
• Reviews performance and can propose salary increases for NEOs
Independent Compensation Consultants
• Provides support, advice and recommendations on our compensation program
• Benchmarks compensation of our peers
Human Resources Department
• Researches and evaluates compensation levels on a company wide basis
• Helps with recruitment and employee retention
Shareholders
• Provides feedback based on Say on Pay result and outreach

Role of the CEO

The Compensation Committee also seeks input from the CEO, particularly related to the establishment and measurement of corporate and individual objectives and recommendations related to overall employee compensation matters. The CEO provides the Board with a self-evaluation of his performance, but the CEO does not participate in discussions or make recommendations with respect to his own compensation.

Our CEO reviews the performance of, and proposes salary increases for, all managers who report to him, including the other Named Executive Officers. Any increases are generally based upon the individual’s performance during the previous year and any changes in responsibilities for the upcoming year. The Compensation Committee reviews the reasonableness of any proposed compensation for the Named Executive Officers. In conducting its review and making its determinations, the Compensation Committee reviews a history of base salary, cash incentive bonus targets and payouts, and equity awards, prepared by the Company’s Human Resources Department. During the year, our CEO may change the base salary of the managers who report to him, with the exception of our Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) and General Counsel, without approval of our Compensation Committee. He may do so in order to address significant changes in the individual’s responsibilities, to be competitive in the market or for other business reasons. Proposed compensation changes for the CFO, COO and General Counsel are submitted by our CEO to the Compensation Committee for review and approval.

Our Human Resources Department (“HR”) evaluates total compensation levels and elements of compensation and fashions competitive pay packages on a company-wide basis. HR also works with the Compensation Committee and the CEO in planning for recruitment and retention of employees. Based on HR’s research and the CEO’s recommendations, we fix these salaries at rates that we believe are generally competitive, but we do not attempt to pay at the high end of our competition.

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Role of the Compensation Consultants

The Compensation Committee has maintained a structured approach to compensation for our Named Executive Officers, and, since 2012, has retained Willis Towers Watson as its independent compensation consultant to provide the Compensation Committee with support, advice and recommendations on our compensation program for our executive officers.

The Compensation Committee has analyzed whether the work of our compensation consultant Willis Towers Watson has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Willis Towers Watson; (ii) the amount of fees from the Company paid to Willis Towers Watson as a percentage of Willis Towers Watson’s total revenue; (iii) the policies and procedures of Willis Towers Watson that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Willis Towers Watson or the individual compensation advisors employed by Willis Towers Watson with our CEO; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Willis Towers Watson or the individual compensation advisors employed by Willis Towers Watson. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Willis Towers Watson and the individual compensation advisors employed by Willis Towers Watson as compensation consultants to the company has not created any conflict of interest.

In addition, in 2016 in connection with our restatement process, the Compensation Committee engaged legal counsel to provide advice regarding the recovery of bonuses paid to our executive officers for 2014.

Role of Peer Group

In 2015, 2014 and 2013, our compensation consultant worked with the Compensation Committee in comparing our executive compensation with pertinent market data. The data was taken from filings made with the SEC by a selected peer group, which peer group we updated and refined in 2015. The following companies comprised our selected peer group in 2015:

2015 Peer Group
Alkermes Plc.	Pharmacyclics Inc.
Biomarin Pharmaceutical Inc.	Prestige Brands Holdings, Inc.
Endo International Plc.	Quintiles Transnational Inc.
Impax Laboratories Inc.	Salix Pharmaceuticals Ltd.
Incyte Corporation	The Medicines Company
Jazz Pharmaceuticals Company	United Therapeutics Corporation
Mallinckrodt Plc.

Specifically, the Compensation Committee requested the consultant to report base and annual salary incentive percentages for executives in similar sized companies based on revenue and market capitalization and/or similar industries. The Compensation Committee reviewed the data in order to obtain a general understanding of current compensation practices and trends for specific positions held rather than focusing on the Named Executive Officers. This analysis was reviewed and updated in 2015, 2014 and 2013 in order to confirm the appropriate data, measures and comparisons.

With respect to establishing the CEO and CFO compensation, we gather, analyze and evaluate the compensation mix provided by our peer group, as well as consider the other factors set forth in the Compensation Committee’s charter. We do not target or benchmark our Named Executive Officers’ compensation at a certain level or percentage based on other companies’ compensation arrangements.

Role of the Shareholders

The Compensation Committee considers shareholder input when setting compensation for the Company’s Named Executive Officers.

At the annual shareholder meeting held in 2014, the Company’s advisory vote on executive compensation was approved by the following vote:

For	Against	Abstain	Broker Non-Votes
85,598,356	204,544	359,134	6,673,489

This represents a 99% level of approval. Although the effect of the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee considered these results and determined that, given the significant level of shareholder support, no major re-examination of our executive compensation program was necessary at this time. The Compensation Committee will continue to consider the outcome of the future advisory votes, as well as shareholder feedback that we receive from our shareholder outreach program, when making compensation decisions for our Named Executive Officers and our compensation programs generally. Akorn values the opinions of its shareholders and is committed to considering their opinions in making compensation decisions. See “Shareholder Outreach Program.”

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Elements of our Compensation Program

For 2015, the principal components of compensation for our Named Executive Officers were base salary, performance based annual cash incentive and long-term equity incentive. In addition, we offer health and welfare benefits and certain limited perquisites and separation benefits.

Element	Type	At Risk
Base salary	Cash	No, fixed
Performance-based annual incentive(1)	Cash	Yes, at risk based on Company and individual performance
Long-term incentives(2)	Equity	Yes, at risk because time-based vesting occurs over a period of years
(1)	We occasionally also provide non-recurring discretionary cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.

(2)	Historically, we have awarded options and/or RSUs.

Base Salary

The salaries for our Named Executive Officers are established to be competitive with market practices in order to allow us to attract and retain senior executive talent. Salary decisions are also influenced by internal equity taking into consideration the relationship between salaries among the executives and each executive’s role and responsibilities and the impact on Company performance. Other factors considered by the Compensation Committee include an executive’s experience, specific skills, tenure and individual performance. In setting base salaries for the CEO, CFO, COO and General Counsel, we also consider external equity based on analysis of peer group data. The Compensation Committee typically reviews the base salaries of our Named Executive Officers annually in the first quarter with any increases effective as of January 1 of that year.

Performance-Based Annual Incentive Plan

Each year, the Compensation Committee adopts guidelines pursuant to which it calculates the annual performance-based cash incentive awards available to our Named Executive Officers. We have instituted management-by-objectives (MBO) to assess performance as a basis for determining awards for all of our Named Executive Officers paid out under our 2014 Option Plan. Our MBO based incentive program has continued to be a major component of our compensation strategy. It affords us the opportunity and framework for establishing both corporate and individual performance objectives. Individual MBOs extend beyond financial performance and include actions required for the continued future growth of the company. Each Named Executive Officer’s MBOs align with each of the corporate MBOs. The Compensation Committee believes that our annual incentive program provides our Named Executive Officers with a team incentive to both enhance our financial performance and perform at the highest level. No payments are made under the incentive plan unless a threshold Company objective, such as Adjusted EBITDA, is attained. See “2015 Performance-Based Annual Incentive Awards.”

In addition to cash bonus payments made under our annual cash incentive plan, the Compensation Committee may provide discretionary bonuses to reward an executive’s superior performance in overcoming unforeseen circumstances and exceptional achievements.

Long-Term Equity Incentive Plan

Under our 2014 Option Plan, the Compensation Committee has the flexibility to make equity awards based on the common stock of the Company, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other equity based awards. Our Board developed a long-term equity incentive plan as part of our goal to structure our compensation in a manner where the largest increase in total direct compensation for our Named Executive Officers comes from appreciation in a long-term equity incentive award made under our 2014 Option Plan (“Long-Term Incentive Award”). Under the plan, the Long-Term Incentive Awards to executive officers would be awarded such that 75% of the grant-date fair value of each executive’s equity grant would be provided in the form of options and 25% in RSUs. We believe that Long-Term Incentive Awards should provide a large majority of compensation opportunity for our Named Executive Officers. The Company does not have any long-term cash incentives nor does it maintain a pension plan or a supplemental executive retirement plan. Our current Form of Non-Qualified Stock Option Award Agreement, Form of Incentive Stock Option Award Agreement and Form of Restricted Stock Unit Award Agreement were filed as exhibits to the Company’s Form 10-K filed with the SEC on May 10, 2016. The Company may from time to time grant other types of equity awards using other forms of award agreements.

Stock Options

Historically we have primarily awarded stock options as the long-term incentive awards. We grant NQSOs to our Named Executive Officers as a means of rewarding past performance and encouraging continued efforts to achieve personal and Company objectives in the current and future years. Our options are awarded at the closing price of our stock on the date of grant. Options awarded to our executive officers vest at 25% of the award per year on each of the first four anniversaries of the date of grant and expire five or seven years from the date of grant, as determined by the Compensation Committee and set forth in the applicable award agreement.

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Restricted Stock Units

Beginning in 2014, based in part upon the recommendation of the compensation consultant, the Compensation Committee determined that the long-term incentive awards to executive officers would be awarded such that 75% of the grant-date fair value of each executive’s equity grant would be provided in the form of options and 25% in RSUs. Each RSU represents the right to receive one share of our common stock on a stated date (the “vesting date”) unless the award is terminated earlier in accordance with terms and conditions established by the administrator of our 2014 Option Plan. The RSUs generally vest in equal installments, 25% of the award per year on each of the first four anniversaries of the date of grant. Unless the Compensation Committee determines otherwise, RSUs that do not vest will be forfeited. Holders of RSUs have no voting, dividend or other rights as a shareholder until such units are vested.

Timing of Equity Grants and Equity Grant Practices

At the Board meeting held immediately after our annual meeting of shareholders, the Compensation Committee typically will recommend equity compensation, if any, to be awarded to our Named Executive Officers and all other Company employees. All awards are made based on the closing price of our stock on the date of grant. In addition, awards may be made to new employees upon their joining the Company, and to employees who are promoted during the year. The timing of such awards depends on those specific circumstances and is not tied to any other particular company event, anticipated events or announcements. Under our long-term equity incentive plan, in 2015 each executive officer was eligible to receive an award with a value up to a certain percentage of the executive’s annual salary as follows: Mr. Rai 400%; Mr. Portwood 250%, Mr. Bonaccorsi 250%, Mr. Kutinsky 300%, Mr. Lichter 100%, Mr. Pollard 100%, Mr. Kafer 100% and Mr. Dick 250%.

In addition to awards made under our incentive plans, the Compensation Committee may provide discretionary bonuses to reward an executive’s superior performance in overcoming unforeseen circumstances and exceptional achievements.

Analysis of What We Paid

2015 Base Salaries

In 2015, the Compensation Committee reviewed the base salaries of our Named Executive Officers and increases to base salaries were implemented with the weighted average base salary of our Named Executive Officers increasing approximately 11% in comparison to 2014. The Compensation Committee again reviewed the base salaries of our Named Executive Officers in 2016 and increases to base salaries were implemented with the weighted average base salary of our Named Executive Officers increasing approximately only 2% in comparison to 2015.

	2016 Base Salary ($)	2015 Base Salary ($)(1)	2014 Base Salary ($)	What We Took Into Consideration in Setting 2015 Salaries
Raj Rai	824,000	800,000	750,000	Mr. Rai’s performance in 2014 in completing the acquisitions of Hi-Tech Pharmacal and VersaPharm, as well as veterinary products from Lloyd, Inc.
Duane A. Portwood	450,000	450,000(1)	N/A	Offering a competitive salary in connection with Mr. Portwood’s appointment as Chief Financial Officer of our Company in October 2015
Joseph Bonaccorsi	437,750	425,000	350,000	Mr. Bonaccorsi’s performance in 2014 in handling special legal projects, managing increased growth in our legal department and outside counsels and contributing to increased compliance measures
Bruce Kutinsky	484,100	470,000	425,000	Mr. Kutinsky’s performance in 2014 in obtaining 14 unique product approvals, launching 5 products, and integrating more than 62 products acquired through acquisitions
Steven Lichter	309,000	300,000(1)	N/A	Offering a competitive salary in connection with Mr. Lichter’s appointment as Executive Vice President, Pharmaceutical Operations in April 2015
Randall E. Pollard	275,000	275,000(1)(2)	N/A	Offering a competitive salary in connection with Mr. Pollard’s appointment as Vice President and Corporate Controller in April 2015
Jonathan Kafer	309,000	300,000(1)	N/A	Offering a competitive salary in connection with Mr. Kafer’s appointment as Executive Vice President, Sales and Marketing in April 2015
Timothy Dick	(3)	385,000	385,000	It was decided that Mr. Dick’s salary was competitive with the market.

(1)	The base salaries actually paid to Messrs. Portwood, Lichter, Pollard and Kafer were pro-rated to their respective start dates of October 30, February 16, April 20, and April 20, 2015.

(2)	In connection with his promotion to Interim Chief Financial Officer, Mr. Pollard’s salary was increased to $275,000 as of August 3, 2015 from $235,000.

(3)	Mr. Dick resigned as Chief Financial Officer as of August 3, 2015.

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2015 Performance-Based Annual Incentive Awards

We structured specific annual incentive awards for 2015 based upon MBOs for our CEO, CFO, COO and General Counsel, as well as the Company’s achievement of its overall goals. After the Board reviewed the strategic plan and budget for the year, the Compensation Committee set annual incentive compensation targets designed to induce achievement of that plan and budget.

For 2015, we set the CEO’s bonus target at 100% of base salary, the CFO’s bonus at 50% of base salary, the COO’s bonuses at 50% of base salary and the General Counsel’s bonus at 50% of base salary. These were the same bonus targets set for the CEO, CFO and COO for 2014, and an increase for the General Counsel who had a bonus target of 40% of base salary for 2014. Messrs. Lichter, Pollard and Kafer had 2015 target bonus opportunities of 40% of base salary. In 2015, the Named Executive Officers each had additional opportunity for “stretch” bonus of between 20% to up to 60% of their base salary (as set forth below) if certain additional objectives were achieved.

In general, the Compensation Committee considered the experience, responsibilities, title and historical performance of each particular Named Executive Officer when determining the target and stretch bonus opportunities and approved specific performance objectives based on the CEO’s recommendation and the Compensation Committee’s review.

	2015 Target Base Incentive Bonus Opportunity as % of Base Salary*	2015 Target Base Incentive Bonus Opportunity as $	2015 Stretch Incentive Bonus Opportunity as % of Base Salary	2015 Stretch Incentive Bonus Opportunity as $	2015 Total Incentive Bonus Opportunity	Total Incentive Bonus Earned for 2015(1)
Raj Rai	100%	$800,000	50%	$400,000	$1,200,000	$724,399
Duane A. Portwood	(2)	(2)	(2)	(2)	(2)	(2)
Joseph Bonaccorsi	50%	212,500	25%	106,250	318,750	218,510
Bruce Kutinsky	50%	235,000	25%	117,500	352,500	122,200
Steven Lichter	40%	103,846(3)	20%	51,923(3)	155,769(3)	90,865
Randall E. Pollard	40%	110,000(3)	20%	55,000(3)	165,000(3)	110,000
Jonathan Kafer(4)	40%	83,077(3)	60%	124,616(3)	207,693(3)	83,077
Timothy Dick	50%	192,500	25%	96,250	288,750	(5)

(*)	For purposes of our performance-based incentive plan, bonus eligible Base Salary is defined as the officer’s base pay earnings as shown on the officer’s W-2 for the applicable year.

(1)	Upon the recommendation of management, the Compensation Committee unanimously decided to delay the payment of all bonuses earned by our Named Executive Officers for 2015 until the Company filed the audited financial statements for 2014 and 2015, which the Company filed in its Form 10-K that it filed with the SEC on May 10, 2016.

(2)	Mr. Portwood joined Akorn on October 30, 2015, and so did not receive bonus targets for 2015, however, the Company agreed to pay a bonus of $56,250 to partially compensate for the bonus opportunity he gave up at his prior employer when joining Akorn. See “Summary Compensation Table.”

(3)	The bonus opportunities for Messrs. Lichter and Kafer are pro-rated to each executive’s start date of February 16 and April 20, 2015, respectively. Pursuant to his offer letter, Mr. Pollard was entitled to the bonus opportunity for the full year.

(4)	Pursuant to his offer letter, Mr. Kafer was entitled to receive a bonus payment in the amount of 50%, 75% or 100% of his base salary if certain objectives were achieved, if the objectives were exceeded by 5% or if specified additional objectives were achieved. Mr. Kafer’s maximum bonus opportunity for 2015 was $207,693.

(5)	Mr. Dick resigned from the Company as of August 3, 2015 and so did not receive a bonus for 2015.

For the year 2015, the Compensation Committee determined the above bonus amounts were earned by each Named Executive Officer based on the Company’s achievement of its performance targets and each Named Executive Officer’s achievement of personal MBOs. However, upon the recommendation of management, the Compensation Committee unanimously decided to delay the payment of all bonuses earned by our Named Executive Officers for 2015 until the Company filed its audited financial statements for 2014 and 2015, which the Company filed in its Form 10-K that it filed with the SEC on May 10, 2016. For purposes of determining the target bonus amount earned by each Named Executive Officer, the Company objectives were weighted 50% as a group, and the individual MBOs were weighted 50% as a group. In addition, the Compensation Committee reviewed the Company’s performance and each individual executive’s performance against their respective objectives that were set in 2015 and then assigned the Company and each Named Executive Officer a performance rating from 0-100. An executive officer must have achieved at least 50% of his MBOs in order to receive a bonus under the incentive bonus plan. The Named Executive Officers were also eligible to receive a “stretch” bonus if certain objectives were achieved under the “stretch” portion of the incentive bonus plan.

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Under the 2015 incentive bonus plan, if the Company did not achieve its Adjusted EBITDA target for the year, no bonuses would be paid even if other objectives were achieved.

2015 Performance-Based Annual Incentive Award for our Chief Executive Officer

For 2015, the Company achieved the following financial metrics: Sales of $985 million, Adjusted EBITDA of $460 million and Adjusted EPS of $2.02.

In addition to reviewing the Company’s financial metrics, the Compensation Committee evaluated the Company’s performance against key strategic initiatives designed to promote the Company’s long-term success, as well as significant events during 2015. We continue to make progress on our plan to prepare Akorn India Private Limited (AIPL) for FDA certification. We submitted 18 ANDAs and 1 NDA to the FDA, and we launched 12 new products. We also have concentrated our efforts to enhance our culture and develop organizational talent.

The Compensation Committee determined that Mr. Rai should be awarded an incentive bonus based on the following achievements in 2015. Mr. Rai led the Company to deliver $985 million in sales and $151 million (GAAP) net earnings. Additionally, Mr. Rai provided the leadership and direction during the unstable restatement environment that enabled the company to have these business successes. He significantly strengthened the talent of the organization through the hiring of key executives across all functions. He personally negotiated with lenders and regulatory agencies to ensure the Company maintained its ability to operate effectively. Mr. Rai ensured that all of the Company’s operations maintained regulatory compliance so that we could continue to manufacture, distribute and sell our products.

2015 Performance-Based Annual Incentive Award for our Other Named Executive Officers

Similar to prior years, for fiscal year 2015, Mr. Rai recommended and the Compensation Committee approved corporate goals and personal MBOs required for incentive payout to other Named Executive Officers. The goals for the other Named Executive Officers were significantly aligned with the Company’s overall stated goals and objectives, and were tailored to each Named Executive Officer’s role and responsibilities within the Company. The plan required achievement of the Adjusted EBITDA target before any individual payouts could be earned as well as achievement of at least 50% of the executive’s individual MBOs. The amounts of actual individual payouts to the other Named Executives Officers varied based on achievement of their personal MBOs which were in the range of 0% to 100% of individual goal achievement.

Mr. Dick resigned from the Company as of August 3, 2015 and so did not receive a bonus for 2015.

The Compensation Committee determined that Mr. Kutinsky should be awarded an incentive bonus based on the following achievements. Mr. Kutinsky provided leadership across our Pharmaceutical Operations and Sales and Marketing organizations during 2015. He greatly increased the effectiveness of our Sales, Marketing and Operations organizations through the addition new talent, especially at the senior levels, and the establishment of new business processes. The teams launched new products that contributed $36.0 million of revenue (growth of $31.0 million over the year ended December 31, 2014) to the company, negotiated contracts with major customers to increase our revenue opportunity, and responded to over 150 inquiries from regulatory agencies to ensure they had the information to review our ANDA, ANADA and NDA filings.

The Compensation Committee determined that Mr. Bonaccorsi should be awarded an incentive bonus based on the following achievements. In 2015, Mr. Bonaccorsi managed diverse litigation and regulatory challenges that not only required the deployment of the Company’s legal team, but more so the breadth of outside counsel required to meet the demands of regulators, board committees and litigation. In addition, he and his team provided outstanding legal services to the Company on a wide range of legal and regulatory matters.

The Compensation Committee determined that Mr. Pollard should be awarded an incentive bonus based on the following achievements. Mr. Pollard joined the Company on April 20, 2015 and much of his year was focused on addressing the issue of the financial restatement and establishing processes, fixing weaknesses, partnering with our auditors and investigators while at the same time dramatically increasing the size and caliber of our Finance organization. Mr. Pollard also served as the interim CFO for three months following the resignation of Mr. Dick. Mr. Pollard’s leadership in managing the Company’s debt was important to maintaining efficiency in our operations.

The Compensation Committee determined that Mr. Lichter should be awarded an incentive bonus based on the following achievements in 2015. Mr. Lichter ensured all manufacturing facilities maintained their regulatory compliance to operate. Additionally, he led the reduction of our weekly backorders by almost 60% from Q1 to year-end. Much of his effort and his success was focused on the creation of the Pharmaceutical Operations function within the Company and the associated organizational structure and the recruiting of talent and implementation of business processes such as S&OP, technical transfers and cost management programs.

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Mr. Kafer’s bonus for 2015 was directly linked to the sales performance of the Company and targets established by the Compensation Committee and the Board of Directors. In 2015, the Company achieved $985 million in sales, and while not a factor in the determination of Mr. Kafer’s bonus amount, the Compensation Committee noted Mr. Kafer’s successful implementation of business processes for new product launches and the evaluation of commercial viability of products, and the streamlining of the commercial organization.

2015 Long-Term Incentive Grants

Due to the restatement process, no equity awards were granted in 2015 under our long-term incentive plan. However, the following grants were made to our Named Executive Officers in connection with their joining the Company in 2015: Mr. Lichter was awarded 200,000 options on February 23, 2015, Mr. Pollard was awarded 50,000 options May 1, 2015, Mr. Kafer was awarded 125,000 options on May 1, 2015 and Mr. Portwood was awarded 300,000 options on October 30, 2015. In addition, Mr. Pollard was awarded 10,000 options on October 30, 2015 in recognition for his service as Interim Chief Financial Officer. The stock options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.

The long-term incentive awards that were intended to be made in 2015 were delayed until 2016 and were granted 100% in options.

During 2015, the Board made the following grants of stock options to our Named Executive Officers:

	Number of Options Granted in 2015(1)	Grant Date Fair Value $
Raj Rai	—	—
Duane A. Portwood	300,000	$3,186,270
Joseph Bonaccorsi	—	—
Bruce Kutinsky	—	—
Steven Lichter	200,000	$3,641,160
Randall E. Pollard	60,000	$941,269
Jonathan Kafer	125,000	$2,087,650
Timothy A. Dick	—	—
Total	685,000	$9,856,349
(1)	Long-term incentive awards were scheduled to be granted in May 2015 to our executive officers with 75% of the grant-date fair value of each executive’s equity grant to be provided in the form of options and 25% in RSUs. However, due to the restatement process, the grants were delayed until early this year and were awarded 100% in options as follows: on March 24, 2016, Mr. Rai was awarded 191,387 options; Mr. Kutinsky was awarded 26,058 options and Mr. Bonaccorsi was awarded 65,453 options.

In addition to the incentive awards described above, the Compensation Committee made discretionary cash bonuses to Named Executive Officers for their extraordinary contributions in 2015. See the “Summary Compensation Table” for the amounts of those awards.

2016 Performance Objectives

For the 2016 performance-based annual incentive plan, the following Company financial goals were set at Sales of $1.08 billion, Adjusted EBITDA of $499 million and Adjusted EPS of $2.15, as well as individual MBOs for each executive officer.

Other Elements of Compensation

Below are additional elements of compensation that we provide to our executive officers. For information regarding employment agreements and our executive severance plan, see “Potential Payments Upon Termination.”

Company-Wide Benefits

The Company does not have a pension plan and does not have a supplemental executive retirement plan. Executive officers and all full-time employees are eligible to participate in the Company’s benefit programs, which include health insurance (which is partially funded by the employee), 401(k), disability and life insurance (separate programs for executives and all other employees), flexible spending accounts, an employee stock purchase plan, an employee assistance program, an education assistance program, travel assistance, paid time off and holidays. Part-time employees are eligible to participate in a limited benefits program which includes a 401(k) plan, an employee stock purchase plan, and limited holiday and paid time off. Since January 1, 2011, the Company has been matching employee 401(k) contributions at a rate of 50% of the first 6% contributed by the employee.

Perquisites

In 2009, the Company largely eliminated perquisites for its executive officers. However, in 2015, the Company made several additions to its team of executive officers, and in doing so paid moving, temporary housing and related relocation costs to some of its Named Executive Officers. See “Summary Compensation Table” and “All Other Compensation Table.”

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ESPP

Historically, the Company has had an employee stock purchase plan that has permitted eligible employees to acquire shares of our common stock at a 15% discount from market price, through payroll deductions not exceeding 15% of base wages. Purchases under the plan were subject to an annual maximum purchase of $25,000 in market value of our common stock. Due to our restatement process, however, we were required to suspend purchases under and terminate our prior employee stock purchase plan. The Company has called the 2016 special meeting of shareholders to approve the Akorn, Inc. 2016 Employee Stock Purchase Plan.

Executive Share Retention and Ownership Guidelines

In order to promote equity ownership and further align the interests of management with the Company’s shareholders, the Company adopted stock ownership guidelines for the Company’s executive officers. The executive officers are expected to achieve the ownership level associated with their position within five years of their respective appointments.

Role	Guideline
Chief Executive Officer	5 times base salary
All Other Executive Officers	3 times base salary

Until the specified ownership levels are met, an executive officer will be required to retain 50% of all shares acquired upon option exercises and the vesting of RSUs (in both cases, less shares withheld to pay taxes or cost of exercise). The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company’s common stock on the acquisition date. For purposes of the stock ownership guidelines, stock ownership includes:

•	shares purchased on the open market,

•	shares owned jointly with, or separately, by the officer’s spouse and dependent children,

•	shares held in trust for the officer or immediate family member,

•	shares held through any Company-sponsored plan, including specifically the Employee Stock Purchase Plan,

•	shares obtained through the exercise of stock options, and

•	50% of unvested restricted shares of stock.

As of December 31, 2015, Messrs. Rai, Bonaccorsi, Kutinsky and Dick had all met the minimum ownership guidelines, and Messrs. Portwood, Lichter, Pollard and Kafer have until five years from their respective appointments to attain the required ownership levels.

Hedging Policy

Under the Company’s hedging policy, executive officers are discouraged from engaging in the purchase of puts, calls or other hedging transactions involving Company stock.

Clawback Policy

In February 2016, the Company adopted a compensation clawback policy (“Clawback Policy”) that applies to all executive officers and incentive-based compensation (including discretionary bonuses) awarded to such officers. Under the policy, the Company may require the forfeiture and repayment of incentive-based compensation if (1) the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the federal securities laws, (2) an executive officer received incentive-based compensation based on materially inaccurate financial statements or materially inaccurately determined performance metrics, (3) an action or omission by an executive officer results in material financial or reputational harm to the Company, or (4) an executive officer violated a non-compete or non-solicit provision or engaged in a felony or professional conduct injurious to the Company, its customers, employees, suppliers, or shareholders. In any such event, the Compensation Committee may require that an executive officer forfeit or repay all or any portion of any outstanding unpaid incentive-based compensation that was awarded to the officers and any incentive-based compensation that was paid to the officers during the 36 months prior. If a restatement occurs or an award is based on materially inaccurate financial statements or performance metrics, the Compensation Committee will consider all facts and circumstances that it determines relevant, including whether anyone responsible engaged in misconduct and issues of accountability. Any amount repaid by an executive officer shall not exceed the amount of incentive-based compensation awarded by the Company in excess of what would have been awarded to such employee under the circumstances reflected by the accounting restatement since the effective date of the policy. Pursuant to the provisions of the Clawback Policy, the Company shall amend the policy as necessary to satisfy the requirements of the Dodd Frank Wall Street Reform and Consumer Protection Act and the NASDAQ. In order to ensure the enforceability of the Clawback Policy, the Company is inserting appropriate language regarding the policy into applicable award agreements and other documents.

In addition to the Clawback Policy, the Company’s CEO and CFO are subject to statutory clawback requirements under the Sarbanes Oxley Act of 2002, which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

Recovery of Bonuses in Connection with the Restatement

In light of our restatement, and as referenced in the Form 10-K/A filed in April 2015, in May 2016 the Compensation Committee re-evaluated the base, “stretch” and discretionary bonuses paid to the individuals listed as “named executive officers” for fiscal year 2014 (the “2014 NEOs”). Under our performance-based annual incentive plan in which the 2014 NEOs participated, if we do not achieve our Adjusted EBITDA target for a year, no awards are to be paid under the plan, even if other objectives were achieved. As a result of our restatement, it was determined that the Adjusted EBITDA that we actually achieved for 2014 did not meet the target threshold for that year. As a result, the Compensation Committee determined, and the Board approved, that the Company would seek repayment of 100%

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of the after-tax bonuses (base, “stretch” and discretionary) that were paid to each of the 2014 NEOs who are still employed by the Company for their service in 2014. Although the Company’s Clawback Policy generally applies to incentive payments prospectively since its adoption in February 2016, the steps taken by the Compensation Committee with respect to the 2014 bonuses are consistent with such policy. The Compensation Committee indicated that the recovery of bonuses is not tied to any determination of fault on the part of the 2014 NEOs and results solely from the financial restatement. The 2014 NEOs are cooperating with the Company, and the Company and the 2014 NEOs will be implementing repayment terms.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits publicly held companies from deducting more than $1.0 million per year in compensation paid to each of certain of the Company’s highest paid executive officers, unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our 2014 Option Plan. It has been and continues to be our intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. In general, historically the Compensation Committee has structured awards to the executive officers under the Company’s non-equity incentive program to qualify for this exemption. However, in 2015, due to the restatement process and hiring of new executive officers, the Company set its performance objects later in the year than is typical and thus was unable to structure its non-equity incentive program to meet the strict compliance requirements of Section 162(m) for the 2015 performance period. As a result, the CEO’s total compensation exceeded the Section 162(m) deductibility limit by approximately $1,400,000, which represented a cost to the Company of approximately $526,000 as a result of the lost tax deduction. The Compensation Committee believes that this amount, including the cost of the lost tax deduction was justifiable in order to be able to hire and retain key strategic executives through the restatement process and set meaningful objectives. However, going forward, it is our intent that we will continue to strive to structure compensation (excluding certain equity incentives) paid to the Named Executive Officers so that it is deductible under Section 162(m) of the Internal Revenue Code to the extent practical, but we may award non-deductible compensation in certain circumstances as we deem appropriate.

We also regularly analyze the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the purposes of such compensation.

Accounting Treatment Considerations

We are especially attuned to the impact of ASC 718 - Stock Compensation, with respect to the granting and vesting of equity compensation awards. Prior to the granting of such awards, we analyze the short and longer-term effects of any particular award on our budget for the year of grant and anticipated financial impact in future years. This information is taken into account in determining the type and vesting parameters for equity-based compensation awards.

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Executive Compensation Tables

2015 Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by our Named Executive Officers for the years ended December 31, 2015, 2014 and 2013.

Name and principal position	Year	Salary ($)	Bonus* ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation* ($)(3)	All Other Compensation ($)(4)	Total* ($)
Raj Rai Chief Executive Officer	2015	800,000	391,400	—	—	724,399	3,211	1,919,010
	2014	750,000	375,000(*)	4,412,253	1,948,882	1,125,000(*)	3,721	8,614,856
	2013	—	250,000	—	443,725	500,000	500,000	1,693,725
Duane A. Portwood Executive Vice President and Chief Financial Officer	2015	70,962(5)	56,250(6)	—	3,186,270	—	104	3,313,586
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Joseph Bonaccorsi Senior Vice President, General Counsel and Secretary	2015	425,000	100,000	—	—	218,510	8,810	752,320
	2014	350,000	—	3,913,930	389,703	168,000(*)	10,769	4,832,402
	2013	286,340	—	—	82,348	114,400	9,290	492,378
Bruce Kutinsky Chief Operating Officer	2015	470,000	—	—	—	122,200	8,511	600,711
	2014	425,000	—	184,140	552,102	255,000(*)	4,668	1,420,910
	2013	313,685	—	—	144,279	122,070	6,453	586,487
Steven Lichter Executive Vice President, Pharmaceutical Operations	2015	259,616(5)	94,854(7)	—	3,641,160	90,866	8,925	4,095,421
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Randall E. Pollard Former Interim CFO. Current Executive Vice President, Corporate Controller and Chief Accounting Officer	2015	178,846(8)	127,000(7)	—	941,269	132,000	30,284	1,409,399
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Jonathan Kafer Executive Vice President, Sales and Marketing	2015	207,692(5)	39,100	—	2,087,650	83,077	20,786	2,438,305
	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Timothy A. Dick Former Chief Financial Officer	2015	232,480(9)	—	—	—	—	175,050	407,530
	2014	385,000	—	1,669,754	428,737	—	9,007	2,492,498
	2013	309,000	—	—	133,390	77,250	9,110	528,750

(*)	In light of our restatement, the Compensation Committee re-evaluated the base, “stretch” and discretionary bonuses paid to our 2014 NEOs. Consistent with the terms of the Company’s new Clawback Policy, the Compensation Committee determined, and the Board approved, that the Company would seek repayment of 100% of the after-tax bonuses (base, “stretch” and discretionary) in respect of 2014 service that were paid to each of the 2014 NEOs who are still employed by the Company. See “Recovery of Bonuses in Connection with the Restatement.”

(1)	This column shows the grant date fair value of RSUs granted during the applicable year. Due to the restatement process, no RSUs were awarded under our long-term incentive plan in 2015. Such long-term incentive awards were delayed until 2016 and were granted 100% in options. See “Long-Term Incentive Plan” and “2015 Long-Term Incentive Grants.”

(2)	This column shows the grant-date fair value of stock options granted during the applicable year. These amounts were determined as of the options’ grant dates in accordance with ASC 718 using the Black Scholes-Merton valuation model. The assumptions used were the same as those reflected in Note 11 – “Stock Options, Employee Stock Purchase Plan and Restricted Stock” in our Form 10-K filed with the SEC on May 10, 2016. Due to the restatement process, no stock options were awarded under our long-term incentive plan in 2015. However, in connection with joining the Company, Mr. Lichter was awarded 200,000 options on February 23, 2015, Mr. Pollard was awarded 50,000 options May 1, 2015, Mr. Kafer was awarded 125,000 options on May 1, 2015 and Mr. Portwood was awarded 300,000 options on October 30, 2015. In addition, Mr. Pollard was awarded 10,000 options on October 30, 2015 in recognition for his service as Interim Chief Financial Officer. The stock options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. The long-term incentive awards intended to be granted in 2015 were delayed until 2016 and were granted 100% in options. See “Long-Term Incentive Plan,” “2015 Long-Term Incentive Grants” and the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables.

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(3)	The amounts shown in this column are performance-based annual incentive awards earned in the applicable year. Annual performance-based incentive awards are typically paid to the Named Executive Officers in the first quarter of the subsequent year in which they were earned. However, upon the recommendation of management, the Compensation Committee unanimously decided to delay payment of all bonuses earned by the Named Executive Officers for 2015 until the Company filed its Annual Report on Form 10-K for 2015. See “Performance-Based Annual Incentive” for additional information.

(4)	The amounts reported in this column represent the dollar amount for each Named Executive Officer as set forth in more detail in the “All Other Compensation Table” below.

(5)	The amounts shown represent the base salaries of Messrs. Portwood, Lichter and Kafer - $450,000, $300,000 and $300,000, respectively, pro-rated to their respective start dates of October 30, February 16 and April 20, 2015.

(6)	Mr. Portwood joined Akorn on October 30, 2015, and so did not receive bonus targets for 2015; however, he received a guaranteed payment of $56,250 to partially compensate for the bonus opportunity he gave up at his prior employer when joining Akorn.

(7)	Messrs. Lichter and Pollard were granted signing bonuses of $46,154 and $50,000, respectively. Messrs. Lichter and Pollard were also awarded discretionary bonuses in the amounts of $48,700 and $55,000, respectively. In addition, for his service as Interim Chief Financial Officer, Mr. Pollard was awarded a bonus in the amount of $22,000.

(8)	In connection with his promotion to Interim Chief Financial Officer, Mr. Pollard’s salary was increased from his starting salary of $235,000 to $275,000 as of August 3, 2015.

(9)	This amount represents Mr. Dick’s base salary of $385,000 pro-rated through his resignation date of August 3, 2015.

All Other Compensation Table

Name	Year	Fees for Consulting Services ($)	401(k) Match ($)	Group Term Life Insurance Premium ($)	All Other ($)	Total ($)
Raj Rai	2015	—	2,650	561	—	3,211
Duane A. Portwood	2015	—	—	104	—	104
Joseph Bonaccorsi	2015	—	7,950	860	—	8,810
Bruce Kutinsky	2015	—	7,950	561	—	8,511
Steven Lichter	2015	—	7,615	1,310	—	8,925
Randall E. Pollard	2015	—	—	249	30,035(b)	30,284
Jonathan Kafer	2015	—	4,846	573	15,367(b)	20,786
Timothy A. Dick	2015	160,417(a)	7,950	395	6,288(c)	175,050

(a)	These consulting fees were paid pursuant to a consulting arrangement entered into between the Company and Mr. Dick upon his resignation from the Company. See “Potential Payments Upon Termination.”

(b)	The amount shown reflects moving, temporary housing and related relocation costs reimbursed to the executive.

(c)	The amount shown represents the cost paid for continued health coverage after Mr. Dick’s resignation in 2015. See “Potential Payments Upon Termination.”

AKORN, INC. - 2016 Special Meeting Proxy Statement	28

2015 Grants of Plan-Based Awards

The following table provides additional information about non-equity incentive compensation and stock option awards granted to our Named Executive Officers in 2015 under our 2014 Option Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards(3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold ($)	Target ($)	Maximum ($)
Raj Rai
Non-Equity Incentive Compensation	07/30/2015		800,000	1,200,000
Duane A. Portwood
Stock Option	10/30/2015								300,000	26.74	3,186,270
Joseph Bonaccorsi
Non-Equity Incentive Compensation	07/30/2015		212,500	318,750
Bruce Kutinsky
Non-Equity Incentive Compensation	07/30/2015		235,000	352,500
Steven Lichter
Non-Equity Incentive Compensation	07/30/2015		103,846(5)	155,769(5)					200,000	48.05	3,641,160
Stock Option	02/23/2015
Randall E. Pollard
Non-Equity Incentive Compensation	07/30/2015		110,000(5)	165,000(5)
Stock Option	05/01/2015								50,000	43.00	835,060
Stock Option	10/30/2015								10,000	26.74	106,209
Jonathan Kafer
Non-Equity Incentive Compensation	07/30/2015		83,077(5)	207,693(5)
Stock Option	05/01/2015								125,000	43.00	2,087,650
Timothy A. Dick
Non-Equity Incentive Compensation(6)	07/30/2015		192,500	288,750

(1)	For information on performance-based annual incentive awards granted in 2015, see “Performance-Based Annual Incentive” and “Summary Compensation Table - Non-Equity Incentive Plan Compensation.”

(2)	The stock options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Due to the restatement process, no equity awards were granted in 2015 under our long-term incentive plan. However, the following grants were made to Named Executive Officers in connection with their joining the Company in 2015: Mr. Lichter was awarded 200,000 options on February 23, 2015, Mr. Pollard was awarded 50,000 options May 1, 2015, Mr. Kafer was awarded 125,000 options on May 1, 2015 and Mr. Portwood was awarded 300,000 options on October 30, 2015. In addition, Mr. Pollard was awarded 10,000 options on October 30, 2015 in recognition for his service as Interim Chief Financial Officer. The long-term incentive awards that were intended to be granted in 2015 were granted earlier this year on March 24, 2016, as follows: Mr. Rai was awarded 191,387 options; Mr. Kutinsky was awarded 26,058 options and Mr. Bonaccorsi was awarded 65,453 options.

(3)	The per-share exercise or base price of the options granted in the fiscal year is based on the closing price of our common stock on the grant date of each respective option.

(4)	The grant date fair value of the option award granted during 2015 was based on the closing prices of our common stock on the grant date, and was calculated in accordance with ASC 718. The assumptions used for this grant were the same as those reflected in Note 11 – “Stock Options, Employee Stock Purchase Plan and Restricted Stock” in our Form 10-K filed with the SEC on May 10, 2016.

(5)	The amounts shown for Messrs. Lichter and Kafer are pro-rated to their respective start dates of February 16 and April 20, 2015. Pursuant to his offer letter, Mr. Pollard was entitled to the bonus opportunity for the full year.

(6)	Mr. Dick resigned from the Company as of August 3, 2015 and so did not receive a bonus for 2015.

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Outstanding Equity Awards at 2015 Year-End

The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2015. Market values have been determined based on the closing price of our common stock on December 31, 2015 of $37.31.

Name	OPTION AWARDS(1)					STOCK AWARDS
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Raj Rai
Option(1)	32,600	32,600		15.36	5/3/2018
Option(2)	52,923	158,767		24.74	5/2/2019
RSU(3)						19,703	735,128
RSU(4)						73,944	2,758,879
Duane A. Portwood
Option(5)	—	300,000		26.74	10/30/2022
Joseph Bonaccorsi
Option(6)	100,000	—		2.61	(6)
Option	75,000	—		6.62	(6)
Option(1)	6,050	6,050		15.36	5/3/2018
Option(2)	10,583	31,747		24.74	5/2/2019
RSU(3)						3,940	147,020
RSU(4)						74,370	2,774,775
Bruce Kutinsky
Option(6)	250,000	—		5.43	(6)
Option	125,000	—		6.62	(6)
Option(7)	75,000	25,000		13.35	8/3/2017
Option(1)	10,600	10,600		15.36	5/3/2018
Option(2)	14,493	44,977		24.74	5/2/2019
RSU(3)						5,582	208,274
Steven Lichter
Option(8)	—	200,000		48.05	2/23/2022
Randall E. Pollard
Option(9)	—	50,000		43.00	5/1/2022
Option(5)	—	10,000		26.74	10/30/2022
Jonathan Kafer
Option(9)	—	125,000		43.00	5/1/2022
Timothy A. Dick
Option	125,000	—		6.62	(6)
Option(1)	9,800	—		15.36	5/3/2018
Option(2)	11,643	—		24.74	5/2/2019
RSU(3)						4,334	161,711
RSU(4)						30,008	1,119,543

See footnotes on next page

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NOTES:

(1)	The amounts shown represent the number of options granted to each executive officer May 3, 2013 that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Mr. Dick’s remaining 9,800 options were forfeited as of his resignation August 3, 2015. Subsequent to December 31, 2015, the following options vested: Mr. Rai 3,025, Mr. Bonaccorsi 16,300 and Mr. Kutinsky 5,300.

(2)	The amounts shown represent the number of options granted to each executive officer May 2, 2014 that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Mr. Dick’s remaining 34,927 options were forfeited as of his resignation August 3, 2015. Subsequent to December 31, 2015, the following options vested: Mr. Rai 52,923, Mr. Bonaccorsi 10,583 and Mr. Kutinsky 14,993.

(3)	The amounts shown represent the number of RSUs granted to each executive officer May 2, 2014 that had not vested as of December 31, 2015. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. RSUs that were scheduled to vest in 2015 are treated as vested for accounting purposes and purposes of determining diluted earnings per share. However, due to the Company’s restatement process, no shares could be issued with respect to any RSUs that vested in 2015 and the Company intends to issue such shares as soon as it is allowed. Subsequent to December 31, 2015, the following RSUs vested: Mr. Rai 6,568, Mr. Bonaccorsi 1,314 and Mr. Kutinsky 1,861. In accordance with his letter agreement, Mr. Dick’s remaining 4,334 RSUs vested on February 3, 2016.

(4)	The amounts shown represent the number of RSUs granted to each executive officer September 5, 2014 that had not vested as of December 31, 2015. These RSUs vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. RSUs that were scheduled to vest in 2015 are treated as vested for accounting purposes and purposes of determining diluted earnings per share. However, due to the Company’s restatement process, no shares could be issued with respect to any RSUs that vested in 2015 and the Company intends to issue such shares as soon as it is allowed. In accordance with his letter agreement, Mr. Dick’s remaining 30,008 RSUs vested on February 3, 2016.

(5)	The amounts shown represent the number of options granted on October 30, 2015 to Mr. Pollard in connection with his service as our Interim Chief Financial Officer and to Mr. Portwood in connection with his hire as our new Chief Financial Officer that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date.

(6)	These options are fully vested and were scheduled to expire if not exercised. However, due to legal restrictions under the securities laws, during the restatement process the options could not be exercised before the end of 2015. Once the restrictions were lifted in 2016, the executives had 30 days to exercise such options before they expired.

(7)	The amounts shown represent the number of options granted to each executive officer August 3, 2012 that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. The remaining options vest August 3, 2016.

(8)	The amounts shown represent the number of options granted on February 23, 2015 to Mr. Lichter in connection with his hire that had not vested as of December 31, 2015. These options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Subsequent to December 31, 2015 50,000 of Mr. Lichter’s options vested.

(9)	The amounts shown represent the number of options granted on May 1, 2015 to Mr. Pollard and Mr. Kafer in connection with their hires. The options vest in four equal installments of 25% of the award per year beginning on the first anniversary of the grant date. Subsequent to December 31, 2015, the following options vested: Mr. Pollard 12,500 and Mr. Kafer 31,250.

AKORN, INC. - 2016 Special Meeting Proxy Statement	31

2015 Option Exercises and Stock Vested Table

The following table provides a summary of the value realized by our Named Executive Officers from the exercise of option awards or the vesting of stock awards during the year ended December 31, 2015.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Number of Shares Withheld to Cover Tax Liability(2)	Value Realized on Vesting ($)(2)
Raj Rai(3)	1,700,000	64,090,976	31,216	—	1,261,183
Duane A. Portwood	—	—	—	—	—
Joe Bonaccorsi(4)	100,000	4,661,094	26,104	—	1,045,060
Bruce Kutinsky(5)	—	—	1,861	—	78,542
Steven Lichter	—	—	—	—	—
Randall E. Pollard	—	—	—	—	—
Jonathan Kafer	—	—	—	—	—
Timothy A. Dick(6)	122,222	4,526,517	11,447	—	460,283

(1)	The stock option exercises included above were either same-day sales or were sales to cover the exercise price and taxes due upon exercise of the options. The value realized on exercise of these options equaled the difference between the average sales prices and the exercise prices for the underlying shares.
(2)	As a result of the Company’s restatement process, no shares associated with vesting RSUs were issued in 2015 and accordingly, no shares could be withheld. For disclosure purposes, the Company has still reported the number of shares and value realized associated with the vesting of the RSUs.
(3)	Of the 1,700,000 options exercised by Mr. Rai during the year ended December 31, 2015, 873,985 shares were sold to cover the exercise price and taxes due upon exercise of options and the remaining 826,015 shares were held by Mr. Rai. Of the $1.3 million of value realized on vesting of RSUs during the year ended December 31, 2015, $0.3 million of value was based on the vesting of 6,568 shares at the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share and $1.0 million of value was based on the vesting of 24,648 shares at the closing price of our common stock on the first trading day following the annual vesting on September 8, 2015 of $39.92 per share.
(4)	Of the 100,000 options exercised by Mr. Bonaccorsi during the year ended December 31, 2015, 40,827 shares were sold to cover the exercise price and taxes due upon exercise of options and the remaining 59,173 shares were held by Mr. Bonaccorsi. Of the $1.0 million of value realized on vesting of RSUs during the year ended December 31, 2015, $0.1 million of value was based on the vesting of 1,314 shares at the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share and $1.0 million of value was based on the vesting of 24,790 shares at the closing price of our common stock on the first trading day following the annual vesting on September 8, 2015 of $39.92 per share.
(5)	The value for Mr. Kutinsky was based on the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share.
(6)	Of the 122,222 options exercised by Mr. Dick during the year ended December 31, 2015, 60,300 shares were sold to cover the exercise price and taxes due upon exercise of options and the remaining 61,922 shares were held by Mr. Dick. Of the $0.5 million of value realized on vesting of RSUs during the year ended December 31, 2015, $0.1 million of value was based on the vesting of 1,445 shares at the closing price of our common stock on the first trading day following the annual vesting on May 4, 2015 of $42.21 per share and $0.4 million of value was based on the vesting of 10,003 RSUs at the closing price of our common stock on the first trading day following the annual vesting on September 8, 2015 of $39.92 per share and $0.9 million of value was based on the accelerated vesting of the remaining 34,342 outstanding RSUs in connection with his resignation as discussed above, based on the price of our common stock on the first trading day following the vesting date of February 3, 2016 of $25.41 per share.

Potential Payments Upon Termination

Employment Agreements and Offer Letters

We have entered into employment agreements with our CEO, CFO, COO and General Counsel that, in addition to providing bonus opportunity, provide the officers with compensation if they are terminated without cause, they leave the Company with good reason or their employment terminates in certain circumstances in connection with a change of control. The agreements renew automatically for a one-year period unless written notice of termination is provided. We believe the terms of the employment agreements promote stability and continuity of senior management. Specifically, these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company. All of the employment agreements are listed in the Exhibit Index to our 2015 Annual Report on Form 10-K.

Each of our CEO, CFO, COO and General Counsel is entitled to receive benefits under the employment agreements if (1) we terminate the executive’s employment without cause, (2) the

AKORN, INC. - 2016 Special Meeting Proxy Statement	32

executive resigns for good reason or (3) if there is a change of control during the term of the agreement and within the 90 days prior to and 12 months following the change of control we terminate the executive’s employment without cause or he resigns for good reason. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and pro-rata bonus, (2) reimbursement for any outstanding reasonable business expense, (3) vacation pay, (4) continued life and health insurance as described below and (5) a severance payment calculated as described below.

The term “cause” includes termination due to willful and continued failure to substantially perform assigned duties, the conviction of any felony or crime involving fraud, and breach of any material term of the employment agreement. The term “good reason” includes termination due to a material adverse change in status or responsibilities, relocation beyond fifty (50) miles from the executive’s job location or residence, a substantial reduction in base salary that is not comparable to that of other executives and is not part of a comprehensive reduction, and the failure of the Company to obtain an agreement satisfactory to the executive from any successor entities to assume the employment agreement.

If we terminate the executive without cause or the executive resigns for good reason, the severance payment will be equal to one times his then current base salary plus his total bonus opportunity most recently approved under the Company’s annual bonus incentive plan. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 12 months following such executive’s termination of employment.

If there is a change of control during the term of the agreement and within the period from 90 days prior to and 12 months following the change in control we terminate the executive without cause or the executive resigns for good reason, the severance payment will be equal to three times in the case of the CEO and two times in the case of the CFO, COO or General Counsel, the sum of the greater of (a) the executive’s then current base salary and (b) his base salary immediately prior to the change of control, plus his total bonus opportunity most recently approved under the Company’s annual bonus incentive plan. In addition, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for the CEO and 24 months for each of the CFO, COO and General Counsel, following such executive’s termination of employment as well as vesting (as of the executive’s last day of employment) of any unvested options or RSUs previously granted to the executive.

Severance payments will be made in one lump sum within 30 days, or as soon as administratively practicable, following the termination date, subject to all applicable tax and other withholdings.

If the executive’s employment is terminated by the Company for cause, or by the executive without good reason, or due to the executive’s death or disability or retirement pursuant to the Company’s policies applicable to executive officers, the executive is not entitled to severance pay or continuation of payment of life and health insurance but will receive accrued, but unpaid salary, reimbursement for any outstanding reasonable business expense and pro-rata pay for unused vacation time.

The employment agreements contain non-competition and non-solicitation covenants that apply during the term and until the sooner to occur of 12 months following the executive’s termination date and 12 months following the change of control.

In the event that any payment or benefit received or to be received by the CEO, CFO, COO or General Counsel in connection with termination of his employment agreement would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code or any similar or successor provision to 280G would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such amounts would be reduced to the largest amount which would result in no portion of the amounts being subject to the excise tax. The agreements do not provide for any tax gross-up of severance pay.

In connection with his promotion to Chief Accounting Officer and Interim Chief Financial Officer, Mr. Pollard entered into a letter agreement dated August 25, 2015, which entitles Mr. Pollard to severance in an amount equal to twelve months of his then current base salary if his employment is terminated prior to August 3, 2016 without cause or due to a change in control that occurs within 60 days of August 3, 2016. Eligibility for this severance benefit is dependent upon execution of a termination and severance agreement at the time of termination of his employment.

A copy of each of the employment agreements and letter agreements we have with our Named Executive Officers has been filed with the SEC. Please see the exhibit list at Item 15. Exhibits, Financial Statement Schedules.

Executive and Key Management Change in Control Severance Plan

The severance and change in control arrangements for our CEO, CFO, COO and GC are set forth in their individual employment agreements, as set forth above. Severance and change in control arrangements for our other Named Executive Officers and key executives is set forth in the Executive Change in Control Severance Plan (the “Executive CIC Plan”) that has been instituted by our Compensation Committee. Participants in the Executive CIC Plan are selected by the Company’s Compensation Committee or Board of Directors. Under the Executive CIC Plan, if a Named Executive Officer, within the 90 days prior to and 12 months following a change of control of the Company, experiences an involuntary termination without cause or voluntarily terminates his employment for good reason, then he will be entitled to receive (i) a lump-sum cash severance payment equal to one year of his then current base salary, (ii) continued payment of health insurance coverage for a period of one year following termination of employment and (iii) vesting as of the executive’s last day of employment of any unvested options or RSUs previously granted to the executive. See “Payments in Connection with Various Termination Scenarios.”

The Executive CIC Plan provides the Company with assurance that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company and its affiliates and to promote certainty and minimize potential disruption for key executives of the Company in the event the Company is faced with or undergoes a change in control. The Company updated its equity award agreements for its Named Executive Officers. Each of the Company’s equity award agreements for Named Executive Officers now provides for this “double trigger” vesting of equity awards in the event the

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Company undergoes a change in control transaction in which the awards are continued or assumed – that is, the award will vest if the recipient experiences an involuntary termination without cause or voluntarily terminates his employment for good reason within the 90 days prior to and 12 months following a change in control of the Company. Our current Form of Non-Qualified Stock Option Award Agreement, Form of Incentive Stock Option Award Agreement, and Form of Restricted Stock Unit Award Agreement were filed as exhibits to our Form 10-K that we filed with the SEC on May 10, 2016. Other equity awards may be granted under our 2014 Stock Option Plan using other forms of award agreements as may be determined from time to time in the form approved by the Compensation Committee.

The Executive CIC Plan does not provide for any tax gross-up of severance pay. In addition, payment of any cash severance under the Executive CIC Plan is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the executive officer’s competition, solicitation of employees, disparagement of the Company and its affiliates and disclosure of confidential information.

Payments in Connection with Various Termination Scenarios

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that each Named Executive Officer would have been entitled to receive upon termination under various circumstances pursuant to the terms of their respective employment agreements, the 2003 Plan and 2014 Option Plan, the award agreements made under the 2003 Plan and the 2014 Option Plan and the Company’s Executive CIC Plan. The table assumes that the executive’s termination of employment with the Company under the scenario shown occurred on December 31, 2015.

Executive / Termination Event(1)(2)	Cash Severance Payment	Acceleration of Equity Awards(3)	Life/Health Insurance Benefits	Total Termination Benefits
Raj Rai
without cause or with good reason,	$2,000,000	—	$11,250(4)	$2,011,250
without cause or with good reason within 90 days prior to or 12 months following a change of control	$6,000,000	$6,205,284	$33,750(5)	$12,239,034
Duane A. Portwood
without cause or with good reason,	$787,500	—	$11,250(4)	$798,750
without cause or with good reason within 90 days prior to or 12 months following a change of control	$1,575,000	$3,171,000	$22,500(5)	$4,768,500
Joseph Bonaccorsi
without cause or with good reason	$680,000	—	$11,250(4)	$691,250
without cause or with good reason within 90 days prior to or 12 months following a change of control	$1,360,000	$3,453,628	$22,500(5)	$4,836,128
Bruce Kutinsky
without cause or with good reason,	$822,500	—	$11,250(4)	$833,750
without cause or with good reason within 90 days prior to or 12 months following a change of control	$1,645,000	$1,605,311	$22,500(5)	$3,272,811
Steven Lichter
without cause or with good reason	—	—	—	—
without cause or with good reason within 90 days prior to or 12 months following a change of control	$300,000	(6)	$11,250(4)	$311,250
Randall E. Pollard
without cause(7)	$275,000	—	—	$275,000
without cause or with good reason within 90 days prior to or 12 months following a change of control	$275,000	$105,700(6)	$11,250(4)	$391,950
Jonathan Kafer
without cause or with good reason	—	—	—	—
without cause or with good reason within 90 days prior to or 12 months following a change of control	$300,000	(6)	$11,250(4)	$311,250
(1)	The table does not give effect to any reduction in payments to any executive that might occur under his employment agreement in the event that the payment would become subject to additional taxes under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control. In addition, the amounts shown in this table do not include accrued but unpaid salary, reimbursement for any outstanding reasonable business expense or vacation pay.
(2)	If the executive’s employment is terminated by the Company for cause, or by the executive without good reason, or due to the executive’s death or disability or retirement pursuant to the Company’s policies, the executive will receive all accrued but unpaid salary, reimbursement for any outstanding reasonable business expense and vacation pay.
(3)	The amount represents the intrinsic value of “in-the-money” unvested stock options and unvested RSUs based on $37.31 per share, which was the closing stock price of Akorn, Inc. common stock on December 31, 2015.
(4)	The amount represents the estimated cost to continue health and life insurance coverage for 1 year.

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(5)	The amount represents the estimated cost to continue health and life insurance coverage for Mr. Rai for 3 years, for Messrs. Portwood, Bonaccorsi and Kutinsky for 2 years.
(6)	All of Messrs. Lichter’s and Kafer’s stock options were out of the money as of December 31, 2015. The amount shown for Mr. Pollard does not include 50,000 of his stock options which were out of the money as of December 31, 2015.
(7)	Pursuant to his letter agreement dated August 25, 2015, Mr. Pollard is entitled to severance in an amount equal to twelve months of base salary if his employment is terminated prior to August 3, 2016 without cause.

Mr. Dick’s Resignation

On August 3, 2015, Mr. Dick tendered his resignation to pursue other opportunities. In connection with his departure, the Company entered into a letter agreement with Mr. Dick. Pursuant to the letter agreement, Mr. Dick agreed to serve as a consultant to the Company until February 3, 2016, all of Mr. Dick’s unvested stock options were immediately forfeited, his RSUs continued to vest through the consulting period, and the Company agreed to continue paying health coverage for one year. The table below shows the total amounts paid or to be paid to Mr. Dick in connection his resignation.

	Cash Severance Payment	Acceleration of Equity Awards(1)	Life/Health Insurance Benefits(2)	Consulting Payments(3)	Total Termination Benefits
Timothy A. Dick	$—	$872,624	$19,589	$256,667	$1,148,880

(1)	Represents the intrinsic value as of December 31, 2015 of unvested RSUs based on the closing stock price of Akorn, Inc. common stock on February 4, 2016 or $25.41.
(2)	The amount represents the cost to continue health coverage for one year following Mr. Dick’s resignation - $6,288 in 2015 and $13,202 in 2016.
(3)	The Company paid Mr. Dick $160,417 for consulting services he provided in 2015, and an additional $96,250 for consulting services provided in 2016.

Director Compensation

Director compensation is set by the Compensation Committee in coordination with management and submitted to the Board for approval. Each year, the Compensation Committee works with its independent compensation consultant to review current director compensation using published survey data of companies of similar size based on revenue and market capitalization and in the pharmaceutical industry, as well as director compensation of companies in our self-selected peer group, in order to guide the Compensation Committee towards establishing director compensation that falls in an appropriate range. In 2015, based upon the recommendations of the compensation consultant, the Compensation Committee revised our director compensation program to better align the program with median peer group practices to compensate for additional time commitment and risk associated with participation on Board committees.

Annual Compensation Element	Amount
	Chair	Member
Annual Cash Retainer	$125,000	$75,000
Annual Equity Award Grant Value	$230,000	$230,000
Audit Committee - Cash Compensation	$25,000	$12,500
Compensation Committee - Cash Compensation	$20,000	$10,000
Nominating and Governance Committee - Cash Compensation	$15,000	$7,500
Special Litigation Committee - Cash Compensation	$20,000	$12,500
Special Committee - Cash Compensation(1)	$15,000	$7,500
Stock Ownership Guidelines	5x annual equity and cash retainer	5x annual equity and cash retainer
(1)	From time to time, the Board may create one or more special committees. Generally, a chair of a special committee is paid $15,000 and a member $7,500 for his or her services, however, the compensation paid may vary and is approved on a case-by-case basis by the Compensation Committee.

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All retainers are paid quarterly in arrears. Annual equity awards are generally made immediately following the annual meeting of shareholders. In addition to the above fees, we reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors.

Annual equity awards are typically made to our directors at the Board meeting held immediately after our annual meeting of shareholders. In 2014, the annual equity awarded to our directors was 100% in options, vesting one year from the date of grant and expiring five years from the date of grant if not exercised. Beginning in 2015, the Compensation Committee determined that the annual equity awarded to our directors would be awarded 50% in options and 50% in RSUs. However, due to the Company’s restatement process, the Company paid each director cash in lieu of their annual equity award for 2015.

In connection with her appointment to the Board on May 1, 2015, Ms. Rappuhn was granted the option to purchase 20,000 shares of our common stock at the market price in effect on the date of grant. The option vested 100% upon the anniversary of the date of grant and expires five years from grant date if not exercised.

In connection with their service as our directors, we have provided to each of our independent directors supplemental indemnity assurances with respect to any claims associated with their serving as one of our directors, as a director of any of our subsidiaries, as a fiduciary of any of our employee benefit plans and in other positions held at our request.

Director Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interests of the Company and its shareholders to align the financial interests of the Company’s directors with those of the shareholders. Accordingly, the Compensation Committee established the following stock ownership guidelines for directors. Each director is expected to acquire and retain shares of the Company’s common stock having a value equal to at least five times the total value of the director’s annual stock and cash retainer. Directors shall have three years from the date of election or appointment to attain such ownership levels. The Nominating and Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. In the event a director’s annual retainer increases, he or she will have one year from the date of the increase to acquire any additional shares needed to meet the guidelines.

As of May 20, 2016, Messrs. Kapoor, Abramowitz, Johnson, Meyer, Tambi and Weinstein had all met the minimum ownership guidelines. Ms. Graves has not yet achieved the required level, largely because the Company paid the equity portion of the directors’ 2015 retainer fee in cash rather than equity. Ms. Rappuhn has until April 20, 2018 (three years from the date of her appointment) to attain the required ownership level. The following table sets forth compensation paid to our directors for the year 2015:

2015 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Bonus	Option Awards ($)(2)	Total ($)
Dr. John N. Kapoor (Chairman)	$355,000	$—	$—	$355,000
Kenneth S. Abramowitz	314,375	—	—	314,375
Dr. Adrienne Graves	336,938	—	—	336,938
Ronald M. Johnson	335,625	—	—	335,625
Steven Meyer	336,250	100,000(3)	—	436,250
Terry Allison Rappuhn	293,750	100,000(3)	362,994	756,744
Brian Tambi	305,000	—	—	305,000
Alan Weinstein	340,000	—	—	340,000

(1)	The amounts shown in this column represent the retainer fees earned by each for serving as a director, including any retainer fees for serving as a chair or committee member. The amounts shown in this column also include $230,000 paid in cash to each director in lieu of their 2015 annual equity award. The amounts shown for Ms. Rappuhn and Mr. Weinstein each include $7,500, and for Mr. Johnson $15,000, for their service on a special committee in 2015.
(2)	This column represents the aggregate grant date fair value of stock options granted during the year. Ms. Rappuhn was awarded 20,000 options on May 1, 2015, in connection with her appointment to the Board. The options were granted pursuant to our 2014 Option Plan and vest one year from the grant date. The grant date fair values are be determined in accordance with ASC 718 using the Black Scholes-Merton valuation model, and the assumptions used would be the same as those reflected in Note 11 – “Stock Options, Employee Stock Purchase Plan and Restricted Stock” in our Form 10-K filed with the SEC on May 10, 2016.
(3)	Mr. Meyer and Ms. Rappuhn were each awarded a discretionary bonus of $100,000 for leading the Audit Committee’s independent investigation related to the Company’s restatement.

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Compensation Committee Interlocks and Insider Participation

Dr. Adrienne Graves, Chair, Alan Weinstein and Ronald M. Johnson, who currently comprise the Compensation Committee, are each independent, non-employee directors of the Company. No executive officer (current or former) of the Company served as a director or member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on our Compensation Committee, (iii) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our Board, or (iv) were directly or indirectly the beneficiary of any related transaction required to be disclosed under the applicable regulations of the Exchange Act, during the year ended December 31, 2015.

Equity Compensation Plans

Equity Compensation Plans

Options granted under the 2003 Plan have exercise prices equivalent to the market value of our common stock on the date of grant and expire five years from that date. Options granted to our Directors typically vest one year from the date of grant and expire five years from the date of grant. All options granted from May 4, 2012 through November 6, 2013 vest annually over a four-year period. All existing option and restricted stock awards as of November 6, 2013, the date of expiration of the 2003 Option Plan, remain intact through their various expiration dates, but no further awards can be granted pursuant to the 2003 Option Plan.

On May 2, 2014, the Company obtained shareholder approval of the 2014 Option Plan, which was adopted by the Board of Directors on December 30, 2013. Under this plan, which replaced the expired 2003 Option Plan, 7,500,000 shares of common stock may be issued pursuant to options and other stock-based awards. The 7,500,000 shares set aside for issuance under the 2014 Option Plan is inclusive of the 6,816,500 shares authorized but unissued from the terminated 2003 Option Plan. Options granted under the 2014 Option Plan have exercise prices equivalent to the market value of our common stock on the date of grant. They vest over four years and expire five or seven years from the date of grant. As of October 26, 2016, there were 2,911,046 shares remaining available for issuance under the 2014 Option Plan. See Proposal 2 in this Proxy Statement for the proposed amendment and restatement of the 2014 Option Plan that is being put forth to shareholders for approval at the 2016 Special Meeting.

Historically, the Company has had an employee stock purchase plan that has permitted eligible employees to acquire shares of our common stock through payroll deductions in whole percentages from 1% to 15% of eligible wages, at a 15% discount from the market price of our common stock, subject to an annual maximum purchase of $25,000 in market value of common stock. However, due to our restatement process, we were required to suspend purchases under and terminate our prior employee stock purchase plan. The Company has called the 2016 special meeting of shareholders to approve the 2016 ESPP. See Proposal 1.

Summary Table

The following table sets forth certain information as of December 31, 2015, with respect to compensation plans under which shares of Akorn common stock were issuable as of that date. We do not have any equity compensation plans that have not been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by security holders:	5,014,379(1)	$21.49	4,066,317
(1)	This amount reflects 2,444,151 outstanding options and 252,764 unvested restricted stock unit awards under the 2003 Plan, and 2,317,464 options under the 2014 Option Plan.

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III.	Security Ownership of Certain Beneficial Owners and Management

As of October 28, 2016, the following persons were directors, nominees, Named Executive Officers or others with beneficial ownership of 5% or more of our common stock. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished to us or to the SEC by the persons listed. Unless otherwise noted, the address of each of the following persons is 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

Beneficial Ownership of Holders of 5% or more of our Common Stock, Directors, and Named Executive Officers:

Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
Holders of 5% or more of our common stock (excluding Directors and Named Executive Officers):
BlackRock, Inc.	7,230,228(2)	5.8%
Directors:
John N. Kapoor, Ph.D.	31,461,625 (3)	25.1%
Kenneth S. Abramowitz	42,504(4)	*
Adrienne L. Graves, Ph.D.	34,820(5)	*
Ronald M. Johnson	144,085(6)	*
Steven J. Meyer	113,376](7)	*
Terry Allison Rappuhn	24,567(8)	*
Brian Tambi	69,395(9)	*
Alan Weinstein	93,877(10)	*
Named Executive Officers:
Raj Rai	2,242,285(11)	1.8%
Duane A. Portwood	75,000(12)	*
Joseph Bonaccorsi	415,817(13)	*
Bruce Kutinsky, Pharm. D.	305,423(14)	*
Steven Lichter	50,000(15)	*
Randall E. Pollard	15,000(16)	*
Jonathon Kafer	31,250(17)	*
Timothy A. Dick	350,556(18)	*
Directors and Executive Officers as a group (16 persons)	35,469,580	28.3%
(*)	indicates Beneficial Ownership of less than 1%.
(1)	Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of October 28, 2016 by the vesting of RSUs or the exercise of options, warrants or other convertible securities. Unless otherwise specified in the footnotes that follow, the indicated person or entity has sole voting power and sole investment power with respect to the shares.
(2)	The stock ownership of BlackRock, Inc. is as of December 31, 2015 as reflected in the Schedule 13G/A filed with the SEC on January 25, 2016. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3)	Beneficial ownership for Mr. Kapoor includes (i) 4,907,524 shares of common stock owned by the Kapoor Trust, of which Dr. Kapoor is the sole trustee and beneficiary, (ii) 501,896 shares of common stock owned directly by Dr. Kapoor, and (iii) 13,654 shares of common stock issuable upon exercise of options. The total also includes (a) 15,050,000 shares of common stock owned by Akorn Holdings, L.P., a Delaware limited partnership, of which Dr. Kapoor is the indirect managing general partner, (b) 2,970,644 shares of common stock owned EJ Financial / Akorn Management L.P., of which Dr. Kapoor is the indirect managing general partner, (c) 3,590,445 shares of common stock owned by EJ Funds LP., of which Dr. Kapoor is the indirect managing general partner, and (d) 4,427,462 shares of common stock held through several trusts, the trustee of which is employed by a company controlled by Dr. Kapoor and the beneficiaries of which include Dr. Kapoor’s children and various other family members, all of which shares in (a) – (d) Dr. Kapoor disclaims beneficial ownership of to the extent of his actual pecuniary interest therein. Dr. Kapoor holds sole voting and dispositive power over 31,457,558 beneficially-owned shares and holds shared voting and dispositive power over 31,457,558 beneficially owned shares. Beneficial ownership of Mr. Kapoor excludes (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019.
(4)	Beneficial ownership for Mr. Abramowitz includes 13,654 shares of common stock issuable upon exercise of options and excludes; (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019.
(5)	Beneficial ownership for Dr. Graves includes 33,654 shares of common stock issuable upon exercise of options and excludes; (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019.

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(6)	Beneficial ownership for Mr. Johnson includes 13,654 shares of common stock issuable upon exercise of options and excludes; (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019.
(7)	Beneficial ownership for Mr. Meyer includes 13,654 shares of common stock issuable upon exercise of options and excludes; (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019.
(8)	Beneficial ownership for Ms. Rappuhn includes 22,901 shares of common stock issuable upon exercise of options and excludes; (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019.
(9)	Beneficial ownership for Mr. Tambi includes 13,654 shares of common stock issuable upon exercise of options and excludes; (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019, (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (iii) 4,016 RSUs scheduled to vest in two equal installments on September 5, 2017 and September 5, 2018.
(10)	Beneficial ownership for Mr. Weinstein includes 13,654 shares of common stock issuable upon exercise of options and excludes; (i) 8,701 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019 and (ii) 3,495 RSUs scheduled to vest in three equal installments on July 1, 2017, July 1, 2018 and July 1, 2019.
(11)	Beneficial ownership for Mr. Rai includes 2 million shares owned by the Rajat Rai 2016 GRAT. The total also includes 154,746 shares of common stock issuable upon the exercise of options and excludes; (i) 13,136 RSUs scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (ii) 49,296 RSUs scheduled to vest in two equal installments on September 5, 2017 and September 5, 2018, (iii) 27,119 RSUs scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020 (iv) 16,300 shares of common stock issuable upon the exercise of stock options scheduled to vest on May 3, 2017, (v) 105,844 shares of common stock issuable upon the exercise of stock options scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (vi) 191,387 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on March 28, 2017, March 28, 2018, March 28, 2019 and March 28, 2020 and (vii) 191,830 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020.
(12)	Beneficial ownership for Mr. Portwood excludes; (i) 225,000 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on October 30, 2017, October 30, 2018 and October 30, 2019 and (ii) 75,000 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on August 9, 2017, August 9, 2018, August 9, 2019 and August 9, 2020.
(13)	Beneficial ownership for Mr. Bonaccorsi includes 30,241 shares of common stock issuable upon the exercise of options and excludes; (i) 2,626 RSUs scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (ii) 49,580 RSUs scheduled to vest in two equal installments on September 5, 2017 and September 5, 2018, (iii) 9,004 RSUs scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020, (iv) 3,025 shares of common stock issuable upon the exercise of stock options scheduled to vest on May 3, 2017, (v) 21,165 shares of common stock issuable upon the exercise of stock options scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (vi) 65,453 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on March 28, 2017, March 28, 2018, March 28, 2019 and March 28, 2020 and (vii) 63,693 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020.
(14)	Beneficial ownership for Dr. Kutinsky includes 145,886 shares of common stock issuable upon the exercise of stock options and excludes; (i) 3,721 RSUs scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (ii) 11,949 RSUs scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020, (iii) 5,300 shares of common stock issuable upon the exercise of stock options scheduled to vest on May 3, 2017, (iv) 29,984 shares of common stock issuable upon the exercise of stock options scheduled to vest in two equal installments on May 2, 2017 and May 2, 2018, (v) 26,058 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on March 28, 2017, March 28, 2018, March 28, 2019 and March 28, 2020 and (vi) 84,525 shares of common stock issuable upon the exercise of stock options scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020.
(15)	Beneficial ownership for Mr. Lichter includes 50,000 shares of common stock issuable upon the exercise of stock options and excludes; (i) 2,542 RSUs scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020, (ii) 150,000 shares of common stock issuable upon the exercise of stock options schedule to vest in three equal installments on February 23, 2017, February 23, 2018 and February 23, 2019, (iii) 84,000 shares of common stock issuable upon the exercise of stock options schedule to vest in four equal installments on February 19, 2017, February 19, 2018, February 19, 2019 and February 19, 2020 and (iv) 17,984 shares of common stock issuable upon the exercise of stock options schedule to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020.
(16)	Beneficial ownership for Mr. Pollard includes 15,000 shares of common stock issuable upon the exercise of stock options and excludes; (i) 3,496 RSUs scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020 (ii) 37,500 shares of common stock issuable upon the exercise of stock options schedule to vest in three equal installments on May 1, 2017, May 1, 2018 and May 1, 2019, (iii) 7,500 shares of common stock issuable upon the exercise of stock options scheduled to vest in three equal installments on October 30, 2017, October 30, 2018 and October 30, 2019, (iv) 40,000 shares of common stock issuable upon the exercise of stock options schedule to vest in four equal installments on February 19, 2017, February 19, 2018, February 19, 2019 and February 19, 2020 and (v) 24,728 shares of common stock issuable upon the exercise of stock options schedule to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020.
(17)	Beneficial ownership for Mr. Kafer includes 31,250 shares of common stock issuable upon the exercise of stock options and excludes; (i) 2,542 RSUs scheduled to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020, (ii) 93,750 shares of common stock issuable upon the exercise of stock options schedule to vest in three equal installments on May 1, 2017, May 1, 2018 and May 1, 2019, (iii) 43,400 shares of common stock issuable upon the exercise of stock options schedule to vest in four equal installments on February 19, 2017, February 19, 2018, February 19, 2019 and February 19, 2020 and (iv) 17,984 shares of common stock issuable upon the exercise of stock options schedule to vest in four equal installments on July 1, 2017, July 1, 2018, July 1, 2019 and July 1, 2020.
(18)	Beneficial ownership for Mr. Dick was last confirmed as of April 29, 2016 and included (i) 146,443 shares of common stock issuable upon the exercise of stock options and (ii) 45,789 RSUs.

AKORN, INC. - 2016 Special Meeting Proxy Statement	39

IV.	Questions and Answers

Why have I received these materials? What is included in the proxy materials?

This proxy statement was provided to you because our Board is soliciting your proxy to vote at a special meeting of shareholders to be held on December 16, 2016. The proxy materials for our 2016 special meeting of shareholders include the Notice of 2016 Special Meeting, this proxy statement, our Form 10-K filed for fiscal year 2015, and the proxy card or voting instruction form you received with the paper copy of this Proxy Statement.

Who may attend the 2016 Special Meeting? Are there procedures for attending?

Only shareholders as of October 28, 2016 or their legal proxy holders may attend the 2016 special meeting. Due to space constraints and other security considerations, we will not be able to accommodate the guests of either shareholders or their legal proxy holders.

To be admitted to the 2016 special meeting, you must present valid proof of ownership of the Company’s common stock as of October 28, 2016 or a valid legal proxy. All attendees must also provide a form of government-issued photo identification. If you arrive at the 2016 special meeting without the required items, we will admit you only if we are able to verify that you are a shareholder of the Company as of October 28, 2016.

Shareholders of record may gain admittance to the 2016 special meeting by providing proof of ownership of the Company’s common stock as of October 28, 2016. If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the 2016 special meeting, you will need to bring proof of ownership as of October 28, 2016, such as a recent bank or brokerage account statement, and if you wish to vote in person, you must obtain a legal proxy issued in your name from your broker or other nominee. If you are not a shareholder but attending as proxy for a shareholder, you may attend the 2016 special meeting by presenting a valid legal proxy. Shareholders may appoint only one proxy holder to attend on their behalf.

If you are representing an entity that is a shareholder, you must provide evidence of your authority to represent that entity at the 2016 special meeting. Shareholders holding shares in a joint account will be admitted to the 2016 special meeting if they provide proof of joint ownership.

Who is entitled to vote at the 2016 Special Meeting?

Shareholders of record as of the close of business on October 28, 2016 will be entitled to vote at the special meeting. On October 28, 2016, there were 125,240,731 shares of common stock outstanding and entitled to vote.

If on October 28, 2016 you were a “record” shareholder of common stock (that is, if you held common stock in your own name in the stock records maintained by our transfer agent, Computershare), you may vote in person at the special meeting or by proxy. Whether or not you intend to attend the special meeting, we encourage you to vote now, online, by phone, or proxy card to ensure that your vote is counted.

If on October 28, 2016, you were the beneficial owner of shares of common stock held in “street name” (that is, a shareholder who held common stock through a broker or other nominee) then these materials are being forwarded to you by the broker or other nominee. You may direct your broker or other nominee how to vote your shares of common stock. However, you will have to obtain a proxy form from the institution that holds your shares and follow the voting instructions on the form. If you wish to attend the special meeting and vote in person, you may attend the meeting but may not be able to vote in person unless you first obtain a legal proxy issued in your name from your broker or other nominee.

A list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, on and during ordinary business hours for 10 days prior to the date of the meeting at our principal offices located at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

What am I voting on?

There are two matters scheduled for a vote:

•	Approval of the Akorn, Inc. 2016 Employee Stock Purchase Plan.

•	Approval of the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan.

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How do I cast my vote?

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting to approve the Akorn, Inc. 2016 Employee Stock Purchase Plan.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting to approve the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan.

If you are a shareholder of record, vote over the Internet at www.proxyvote.com or vote by telephone at 1 (800) 690-6903. You may also vote by proxy card, voter instruction form or in person at the annual meeting.

Whether or not you plan to attend the annual meeting, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

If you hold your shares in street name, the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Akorn. In order to vote, complete and mail the proxy card received from your broker or bank to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or such other applicable agent. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or such other agent to request a proxy form.

Each share of common stock is entitled to one vote with respect to each matter to be voted on at the special meeting.

What constitutes a quorum for purposes of the special meeting?

A quorum of shareholders is necessary to hold a valid meeting. The presence at the special meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote, or 62,620,366 votes, shall constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How does the Board recommend that I vote my shares?

The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the approval of the Akorn, Inc. 2016 Employee Stock Purchase Plan (Proposal 1).

•	FOR the approval of the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan (Proposal 2).

With respect to any other matter that properly comes before the special meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the 2016 special meeting.

What if I return a proxy card but do not make specific choices?

If you are the shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the approval of the Akorn, Inc. 2016 Employee Stock Purchase Plan and “FOR” the approval of the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan. If any other matter is properly presented at the special meeting, your proxy (the individual named on your proxy card) will vote your shares using his or her best judgment.

If you hold your shares in street name, and do not provide your nominee instruction with respect to any voting selections, your shares cannot be voted by your nominee for the approval of the Akorn, Inc. 2016 Employee Stock Purchase Plan nor for the approval of the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan. In such case, your vote will be considered a “broker non-vote.”

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How many votes are needed to approve the proposals?

Proposal 1. The approval of the 2016 Akorn, Inc. Employee Stock Purchase Plan requires a “FOR” vote from a majority of the votes cast. Abstention and broker non-votes will have no effect on the outcome.

Proposal 2. The approval of the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan requires a “FOR” vote from a majority of the votes cast. Abstention and broker non-votes will have no effect on the outcome.

Can I revoke or change my vote after I return my proxy card?

Yes. For shareholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•	You may submit a written notice of revocation to Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

•	You may submit a proxy bearing a later date.

•	You may attend the special meeting and vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

If you hold your shares in street name, you will need to revoke or resubmit your proxy through your nominee and in accordance with its procedures. In order to attend the special meeting and vote in person, you will need to obtain a proxy from your nominee, the shareholder of record.

Who will bear the expense of soliciting proxies in connection with this proxy statement?

Akorn will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile, online posting or electronic transmission by our employees. Our employees will not receive any additional compensation for participating in proxy solicitation. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

What does it mean if I receive more than one proxy?

If you receive more than one proxy, it means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare – Essential Registry Team, located at 350 Indiana Street, Suite 750, Golden, Colorado 80401 and may be reached at (303) 262-0678.

What is householding of proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Akorn shareholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045, or call (847) 279-6156. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

AKORN, INC. - 2016 Special Meeting Proxy Statement	42

How can I get a copy of the 2015 annual report or other proxy materials?

The Notice of Special Meeting, proxy statement and our Form 10-K for 2015 are available at proxyvote.com and at the Company’s website akorn.com.

We will provide, without charge, a copy of our Form 10-K, including financial statements and financial statement schedules, as filed with the SEC, upon request in writing from any person who was a holder of record or who represents in good faith that such person was a beneficial owner of common stock as of October 28, 2016. Requests should be made to Akorn, Inc., Attention: Investor Relations, 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045.

What are the deadlines for submitting shareholder proposals for the 2017 annual meeting?

Any proposal that a shareholder of our common stock wishes to submit for inclusion in the Akorn Proxy Statement for the 2017 annual meeting (“2017 Proxy Statement”) pursuant to Rule 14a-8 must be received by Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045 not later than November 24, 2016, or if such year’s annual meeting does not take place within 30 days from May 5, 2017, then the deadline is a reasonable time before Akorn begins to print and send its proxy materials. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our common stock wishes to propose for consideration at the 2017 annual meeting, but does not seek to include in the 2017 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no later than November 24, 2016 if the proposing shareholder of our common stock wish for Akorn to describe the nature of the proposal in its 2017 Proxy Statement. Any shareholder proposals or notices submitted to Akorn in connection with our 2017 annual meeting should be addressed to: Akorn’s Corporate Secretary at 1925 West Field Court, Suite 300, Lake Forest, Illinois 60045. Any notice of a shareholder proposal submitted after November 24, 2016, or if such year’s annual meeting does not take place within 30 days from May 5, 2017, a reasonable time before Akorn begins to print and send its proxy materials, will be considered untimely.

By Order of the Board of Directors

/S/ Joseph Bonaccorsi

Joseph Bonaccorsi

Secretary

Lake Forest, Illinois

November 14, 2016

AKORN, INC. - 2016 Special Meeting Proxy Statement	43

Appendix A

See attached for Akorn, Inc. 2016 Employee Stock Purchase Plan

AKORN, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

AKORN, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

1.           Definitions. For purposes of this Plan, the following terms have the following meanings unless the context requires otherwise:

“Board” means the board of directors of the Company.

“Business Day” means a day, Monday through Friday, on which banks are generally open for business in the United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means either the Board or a committee of the Board that is authorized by the Board to administer this Plan.

“Common Stock” means the common stock of Akorn, Inc.

“Company” means Akorn, Inc., and any successor thereto.

“Current Compensation” means all W-2 cash compensation, including, but not limited to, base salary, wages, bonuses, commissions, overtime and shift premiums; provided, however, that for purposes of determining a Participant’s Current Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if such Participant did not make such election.

“Election Change Form” means the Employee Stock Purchase Plan – Administration Form provided by the Human Resources Department pursuant to which a Participant elects to increase or decrease his or her rate of payroll deductions for the upcoming annual Offering Period. See Exhibit A attached hereto.

“Election to Participate Form” means the Employee Stock Purchase Plan – Administration Form provided by the Human Resources Department pursuant to which an employee authorizes payroll deductions from his or her Current Compensation under this Plan. See Exhibit A attached hereto.

“Eligible Employee” means any employee of the Company or a Participating Company other than (i) any employee who is not employed by the Company on the day before the first day of such Offering Period; (ii) any employee who is customarily employed for twenty (20) hours or less per week; (iii) any employee who is customarily employed for five (5) months or less in a calendar year; and (iv) any employee who owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, or as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

“Fair Market Value” means the closing sale price on a particular day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker, selected by the Board, making a market in the Common Stock, in each case rounded to the next higher cent.

“Human Resources Department” means the human resources department of the Company or a Participating Company.

“Offering Date” means the first day of the Offering Period.

“Offering Period” means (i) the annual period from January 1 through December 31 for each calendar year for which the Committee determines this Plan is in effect (except the initial year, 2017, for which the annual period will begin on January 9 and run through December 31); (ii) the period from July 1 through December 31 for each calendar year for which the Committee determines this Plan is in effect; or (iii) such other period or periods designated by the Committee in its sole discretion, provided that in no event shall any such period designated by the Committee be longer than twenty-seven (27) months.

“Participant” means an Eligible Employee who has authorized payroll deductions in the manner set forth in this Plan.

“Participating Company” means any Subsidiary the Committee has designated to participate in this Plan.

“Plan” means this Akorn, Inc. 2016 Employee Stock Purchase Plan, as the same may be amended.

“Purchase Date” means the last trading day of the applicable Offering Period.

“Purchase Price” means the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date.

“Subsidiary” means an entity which is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

“Withdrawal Notice Form” means the Employee Stock Purchase Plan – Administration Form provided by the Human Resources Department pursuant to which a Participant elects to cease making any further payroll deductions by withdrawing from this Plan. See Exhibit A attached hereto.

2.           Establishment of Plan. The Company may sell an aggregate of 2,000,000 shares of Common Stock under this Plan. In the event of a reclassification or stock split of the Common Stock, the foregoing number of shares shall be appropriately adjusted in accordance with Section 13 of this Plan.

3.           Purpose. The purposes of this Plan are to provide Eligible Employees with a convenient means of acquiring an equity interest in the Company through payroll deductions with no brokerage fees at a discounted rate and to provide an incentive for continued employment.

4.           Administration. This Plan shall be administered under the direction of the Committee. In administering this Plan, it will be necessary to follow various laws and regulations. It may be necessary from time to time to change or waive requirements of this Plan to conform to the law, to meet special circumstances not anticipated or covered in this Plan, or to carry on successful operations of this Plan. Therefore, it is necessary for the Company to reserve the right to make variations in the provisions of this Plan and, subject to the provisions of this Plan, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Company shall pay all expenses incurred in connection with the administration of this Plan. The Company may require each other Participating Company to reimburse the Company for any costs incurred in connection with the purchase of shares of Common Stock for Participants of that Participating Company.

5.           Eligibility. Any Eligible Employee may participate in this Plan.

6.           Election to Participate. Eligible Employees may make an election to participate in this Plan by completing and delivering an Election to Participate Form (see Exhibit A attached hereto) to the Human Resources Department, which authorizes payroll deductions from such employee’s Current Compensation. The Election to Participate Form must be completed and delivered to the Human Resources Department at least five (5) business days before the Offering Date to which it relates. A properly made election will take effect no later than the payday following the Offering Date to which it relates and continue until the earlier of any of the following: (i) the date this Plan is terminated or suspended, (ii) the date such Participant’s participation in this Plan is terminated or suspended under Section 11 or (iii) the date such Participant withdraws from this Plan.

7.           Participation in One Offering Period. A Participant may participate in only one Offering Period at a time. For example, if an Eligible Employee is participating in the Offering Period running from January 1 to December 31, that employee cannot also enroll in the Offering Period running from July 1 to December 31.

8.           Purchase Common Stock; Issuance of Shares.

8.1           Subject to Section 10, on each Purchase Date, so long as this Plan remains in effect and provided that a Participant’s participation in this Plan has not been terminated, suspended or withdrawn under Section 11, the Company shall automatically apply the funds then in the Participant’s payroll deduction account to

2

purchase that number of whole shares of Common Stock determined by dividing (a) such Participant’s payroll deduction account balance as of such Purchase Date by (b) the Purchase Price. In the event any cash is remaining in a Participant’s payroll deduction account following the purchase of such whole shares of Common Stock on a Purchase Date, or in the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any Participant whose participation in this Plan has been terminated, suspended or withdrawn prior to such Purchase Date.

8.2           As promptly as practicable after each Purchase Date, the Company shall electronically issue shares of Common Stock purchased as of the Purchase Date for a Participant into the brokerage accounts of such Participant. A Participant may not transfer (other than by gift or inheritance) any shares of Common Stock acquired by such Participant under this Plan for ninety (90) days following the date such shares are issued to such Participant, unless the Committee agrees in writing to such transfer. Any attempt to transfer any shares of Common Stock acquired under this Plan other than in accordance with this Plan shall be considered null and void and of no effect.

8.3           A Participant shall have no interest in any shares of Common Stock, including any voting rights, until the Company has purchased shares of Common Stock for such Participant under Section 8.1.

9.           Payroll Deductions.

9.1           Subject to Section 10, a Participant may elect payroll deductions from that Participant’s Current Compensation in whole percentages from one percent (1%) to fifteen percent (15%), or such lower limit as may be set by the Committee from time to time. Such payroll deductions shall commence on the first payday within the applicable Offering Period, provided an Eligible Employee has timely completed and delivered the enrollment form to the Human Resources Department in the manner set forth in Section 6 and shall continue until earlier of any of the following: (i) the date this Plan is terminated or suspended, (ii) the date such Participant’s participation in this Plan is terminated or suspended under Section 11, or (iii) the date such Participant withdraws from this Plan. No interest shall accrue or be paid by the Company or Participating Company on the payroll deductions of a Participant in this Plan.

9.2           Payroll deductions will be credited to each Participant’s payroll deduction account every pay period.

9.3           A Participant may not affect an increase or decrease in the rate of payroll deductions during an Offering Period, other than to submit a withdrawal from the Plan in accordance with Section 11.

9.4           A Participant may elect to increase or decrease his or her rate of payroll deductions for a subsequent Offering Period by completing and delivering, prior to the commencement of such Offering Period, an Election Change Form (see Exhibit A attached hereto) to the Human Resources Department which authorizes such changes to payroll deductions from the Participant’s Current Compensation in the manner set forth in Section 6. A Participant’s change to his or her payroll deduction will take effect no later than the payday following the Offering Date to which it relates. Participants may only change their deductions at the commencement of a new Offering Period and may not increase or decrease their deductions in the middle an Offering Period, except by completely withdrawing from this Plan. If a Participant is enrolled in an Offering Period in one year and takes no further action regarding his or her election related to the following year, the Participant will automatically be enrolled in the next annual Offering Period (January 1 to December 31) with the same level of payroll deduction as in the preceding year.

9.5           All funds withheld from a Participant’s Current Compensation in accordance with this Plan shall be credited to such Participant’s payroll deduction account. Unless required by law, a Participant may not make any separate payments or contributions into his or her payroll deduction account. All payroll deductions made for a Participant are credited to his or her payroll deduction account under this Plan and are deposited with the general funds of the Company or the Participating Company by which the Participant is employed. No interest accrues on any such payroll deductions. The Company may use all payroll deductions received or held by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

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10.         Limitations on Shares to be Purchased.

10.1         No Participant shall be entitled to purchase shares of Common Stock under this Plan with a Fair Market Value that exceeds $25,000, as determined as of the Offering Date (or such other limit as may be imposed by the Code), in any calendar year in which such Participant participates in this Plan. The Company shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the payroll deduction percentage in effect immediately prior to such suspension.

10.2         Except as otherwise determined by the Committee prior to the Offering Date of any Offering Period, the aggregate number of shares that may be purchased by an individual Participant on the Purchase Date of an Offering Period shall not exceed fifteen thousand (15,000) shares.

10.3         If the number of shares of Common Stock to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares of Common Stock in as uniform manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased to each Participant affected.

10.4         Any funds in a Participant’s payroll deduction account which are not used to purchase shares of Common Stock due to the limitations in this Section 10 shall be returned to such Participant as soon as practicable after the Purchase Date without interest.

11.         Termination and Suspension of Participation.

11.1         Withdrawal. A Participant may at any time cease making any further payroll deductions by withdrawing from this Plan by completing and delivering a Withdrawal Notice Form (see Exhibit A attached hereto) to the Human Resources Department provided that such Withdrawal Notice Form is received by the Human Resources Department at least five (5) Business Days before the next Purchase Date. Payroll deductions shall cease effective as of the next payroll period payday following the date the Human Resources Department receives such Withdrawal Notice Form. Upon withdrawal from this Plan, the balance of such Participant’s payroll deduction account shall be returned to such Participant as soon as practicable, without interest, and his or her participation in this Plan shall automatically and immediately terminate. In the event a Participant elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the calendar year in which he or she withdrew, but he or she may elect to participate in any subsequent calendar year by filing a new Election to Participate Form as set forth in Section 6.

11.2         Termination of Employment. Termination of a Participant’s employment for any reason, including retirement or death, or the failure of a Participant to remain an Eligible Employee, immediately and automatically terminates his or her participation in this Plan. In such event, the payroll deductions credited to such Participant’s payroll deduction account shall be returned to him or her or, in the case of his or her death, to his or her designated beneficiary, in either case, without interest.

11.3         Leaves of Absence. A Participant who is placed on military, sick or other bona fide leave of absence and paid by the Company will continue participation in this Plan, unless such Participant elects to withdraw from this Plan in accordance with this Section 11. Notwithstanding the foregoing, if (i) any Participant is placed on military, sick or other bona fide leave of absence, (ii) the period of such leave exceeds three (3) calendar months, and (iii) the participant’s right to reemployment with the Company is not provided by statute or contract, then such Participant’s participation in the Plan will immediately and automatically be terminated. In the event of such termination from this Plan, the payroll deductions credited to such Participant’s payroll deduction account shall be returned to him or her without interest. The employee may again be eligible to participate in this Plan with the next Offering Period after he or she returns to active employment. Employees returning from a leave of absence who had withdrawn from this Plan or whose participation in this Plan was terminated during the leave must complete and deliver an Election to Participate Form to the Human Resources Department in accordance with Section 6 to resume participation.

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11.4         401(k) Hardship Withdrawal. If a Participant makes a hardship withdrawal from any qualified retirement plan intended to satisfy section 401(k) of the Code, which is sponsored or participated in by the Company or any Subsidiary, such Participant’s payroll deductions under this Plan shall be automatically terminated from the date of such withdrawal, and the Company shall deliver to the Participant the then balance of such Participant’s payroll deduction account as soon as reasonably practicable without interest. A Participant may resume participation in this Plan on the first Offering Period that begins at least six months after the date of the hardship withdrawal, by authorizing payroll deductions in accordance with Section 9.

12.         Termination and Suspension of this Plan by the Company.

12.1         Right of the Company. This Plan is entirely voluntary on the part of the Company and any Participating Company and the continuance of this Plan shall not be construed as a contractual obligation of the Company or any Participating Company. Accordingly, the Company reserves the right to terminate or suspend this Plan at any time. Unless terminated earlier by the Company, this Plan shall terminate on the date all of the shares of Common Stock specified in Section 2 are purchased under this Plan unless additional shares of Common Stock are authorized and reserved for this Plan by the Board and stockholders of the Company.

12.2         Rights upon Termination or Suspension. If this Plan is terminated or suspended, the Committee may elect in its sole discretion to either (i) complete the purchase of shares of Common Stock on the next Purchase Date following the date of termination or date of suspension of this Plan or (ii) deliver to each Participant the then balance of such Participant’s payroll deduction account, if any, without interest, as soon as reasonably practicable following the date of termination or date of suspension of this Plan (or any combination of clauses (i) and (ii) as the Committee may elect in its sole discretion). In either case, no Participant shall have any right to acquire shares of Common Stock (other than under clause (i)) under this Plan. If this Plan is terminated, the participation of all Participants shall terminate immediately as of the date of termination of this Plan.

13.         Corporate Transaction.

13.1         Adjustment in Event of Corporate Transaction. The number of shares available for issuance under this Plan or during any Offering Period, the Purchase Price and the number of shares of Common Stock covered by each right to purchase shares of Common Stock under this Plan which have not yet been exercised shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. The Committee shall have the authority to adjust not only the number of securities, but also the class and kind of securities subject to this Plan and to make appropriate adjustments in the price of such securities if other than shares of Common Stock of the Company, so long as any such action complies with applicable law.

13.2         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Company shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s right to purchase shares of Common Stock has been changed to the New Purchase Date and that the Participant’s right to purchase shares of Common Stock shall be exercised automatically on the New Purchase Date on such terms as otherwise set forth in this Plan.

13.3         Asset Sale or Other Transaction. In the event of a sale of all or substantially all of the assets of the Company, or the merger, consolidation or similar transaction involving the Company with or into

5

another corporation in which the Company is not the surviving, controlling corporation, each outstanding right to purchase shares of Common Stock shall be assumed or an equivalent right to purchase shares of Common Stock substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the right to purchase shares of Common Stock, the Offering Period then in progress shall be shortened by setting a New Purchase Date. The New Purchase Date shall be at least fifteen (15) days prior to the date of the transaction described in this Section 13.3 is consummated. The Company shall notify each Participant, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s right to purchase shares of Common Stock has been changed to the New Purchase Date and that the Participant’s right to purchase shares of Common Stock shall be exercised automatically on the New Purchase Date on such terms as otherwise set forth in this Plan.

13.4         Authority. The existence of this Plan and any right to purchase shares of Common Stock granted hereunder shall not affect in any way the right and power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the shares of Common Stock, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

14.         Nonassignability. Any rights with regard to elect to purchase shares of Common Stock under this Plan or to receive shares of Common Stock under this Plan may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant and shall not be subject to execution, attachment or similar process. Any such attempt at assignment, transfer, pledge or other disposition, or levy of attachment or similar process shall be void and without effect. No amount in a Participant’s payroll deduction account may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant and any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

15.         Reports. Individual records will be maintained for each Participant in this Plan. Promptly after the end of each calendar year, a report with information regarding the Participant’s participation for that year shall be made available to such Participant electronically or otherwise.

16.         No Rights to Continued Employment. Notwithstanding anything to the contrary herein, neither this Plan nor any Eligible Employee’s participation in this Plan shall confer any right on any employee of the Company or any Subsidiary to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

17.         Equal Rights and Privileges. All Eligible Employees shall have equal rights and privileges with respect to this Plan, within the meaning of Section 423 of the Code and the Treasury Regulations issued thereunder.

18.         Notices. All notices or other communications by a Participant to the Company or Participating Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company or any Subsidiary, if any, at the location, or by the person, designated by the Company or any Subsidiary for the receipt thereof.

19.         Term. This Plan shall be effective upon approval by the stockholders of the Company and shall continue until the earlier of (a) termination of this Plan by the Committee in accordance with this Plan, or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan.

20.         Designation of Beneficiary.

20.1            At Participant’s time of hire with the Company, Participant will be asked to complete and deliver electronically a designation of a beneficiary with the Human Resources Department. By completion of that form, the Participant will be designating who is to receive any shares of Common Stock and cash, if any, from his or her payroll deduction account in the event of such Participant’s death after a Purchase Date but before delivery by the Company to him or her of such shares and cash, if any. Such designation of beneficiary form will also be used to

6

identify for the Human Resources Department who is to receive the balance of such Participant’s payroll deduction account in the event of such Participant’s death prior to a Purchase Date. A Participant may change the designation of any such beneficiary at any time by electronically completing and delivering online a new designation of a beneficiary with the Human Resources Department.

20.2            In the event of the death of a Participant and in the absence of a completed and signed designation of a beneficiary with the Human Resources Department who is then living at the time of such Participant’s death, the Company shall deliver any shares of Common Stock or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

21.         Compliance with Laws. Shares of Common Stock shall not be issued with respect to this Plan unless the issuance and delivery of such shares pursuant to this Plan shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which such shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22.         Applicable Law. This Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Illinois.

23.         Amendment of this Plan. This Plan may be amended by the Board but no amendment may have the effect of modifying a Participant’s election to participate with respect to funds previously withheld, without the consent of such Participant. In addition, the stockholders of the Company must approve any amendment to this Plan which (i) increases the number of shares of Common Stock which may be acquired through this Plan, (ii) changes the definition of Common Stock, (iii) materially increases the benefits accruing to Participants in this Plan, or (iv) materially modifies requirements for eligibility for participation in this Plan.

Approved [_________], 2016

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Exhibit A

Employee Stock Purchase Plan - Administration Form

Company may provide attached form or similar form in hard copy or electronic format to be used as:

Election to Participate Form,

Election Change Form,

and

Withdrawal Notice Form

8

Akorn, Inc.

Employee Stock Purchase Plan – Administration Form

Changes to the Employee Stock Purchase Plan payroll deduction may only be made at the beginning of the annual offering period. You may withdraw at any time. Please return to Human Resources or fax to Elaine Dillon, Benefits Manager at 847/353-4920.

1.	Participant Information

Name: First	Middle Initial	Last

Street Address

City	State	Zip Code

2.	Enrollment

I would like to participate in the Akorn, Inc. employee Stock Purchase Plan. Please make a payroll deduction of % of my gross compensation from my pay check. I understand that my deduction cannot exceed 15% of my annual gross salary or $21,250.00 in total. (Note: deduction elections must be in whole percentages from 1% to 15%.)

☐  I wish to enroll in the offering period from [January 1][July 1] thru December 31.

Date	Signature

3.	Change Percentage (Changes to percentage amounts may only be made at the beginning of the next annual offering period, which begins January 1st.)

I am currently enrolled in the Employee Stock Purchase Plan. Please change my current payroll deduction to _____% effective January 1.

Date	Signature

4.	Withdrawal from Plan

I wish to withdraw from the Employee Stock Purchase Plan.

☐   I wish to cease participation in the upcoming year 2015.

☐	I wish to withdrawal from the plan as soon as administratively possible and receive a full refund of my year to date contributions for 2014.

Date	Signature

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Appendix B

See attached for Amended and Restated Akorn, Inc. 2014 Stock Option Plan

AMENDED AND RESTATED

AKORN, INC.

2014 STOCK OPTION PLAN

i

ARTICLE 3
PLAN ADMINISTRATION		5
3.1	Procedure	5
3.2	Powers of the Administrator	5
3.3	Effect of Administrator’s Decision	6

ARTICLE 4
STOCK SUBJECT TO THE PLAN		6
4.1	Stock Subject to the Plan	6
4.2	Lapsed Awards	7
4.3	Adjustments for Changes in Capitalization and Similar Events	7
4.4	Substitute Awards	7

ARTICLE 5
PARTICIPATION		8
5.1	Eligibility	8
5.2	Termination of Participation	8

ARTICLE 6
STOCK OPTIONS		8
6.1	Option Grant	8
6.2	Exercise Price	9
6.3	Waiting Period and Exercise Dates	9
6.4	Exercise of Option	9
6.5	Form of Consideration	10

ARTICLE 7
RESTRICTED STOCK		10
7.1	Grant of Restricted Stock	10
7.2	Restricted Stock Agreement	11
7.3	Transferability	11
7.4	Removal of Restrictions	11
7.5	Voting Rights	11
7.6	Dividends and Other Distributions	11
7.7	Return of Restricted Stock to Corporation	11

ARTICLE 8
UNRESTRICTED STOCK		11

ARTICLE 9
STOCK APPRECIATION RIGHTS		11
9.1	Grant of SARs	11
9.2	Number of Shares	11
9.3	Exercise Price and Other Terms	11
9.4	SAR Agreement	11
9.5	Expiration of SARs	12
9.6	Payment of SAR Amount	12
9.7	Buyout Provisions	12

ARTICLE 10
PERFORMANCE UNITS AND PERFORMANCE SHARES		12
10.1	Grant of Performance Units/Shares	12
10.2	Value of Performance Units/Shares	12
10.3	Performance Objectives and Other Terms	12
10.4	Performance Measures	12
10.5	Earning of Performance Units/Shares	12

ii

10.6	Form and Timing for Payment of Performance Units/Shares	13
10.7	Cancellation of Performance Units/Shares	13

ARTICLE 11
RESTRICTED STOCK UNITS		13
11.1	Grant of Restricted Stock Units	13
11.2	Restricted Stock Unit Agreement	13
11.3	Settlement; Forfeiture	13
11.4	Transferability	13
11.5	Voting Rights	13
11.6	Dividends and Other Distributions	13

ARTICLE 12
OTHER STOCK BASED AWARDS		13

ARTICLE 13
DISSOLUTION OR LIQUIDATION, OR CHANGE IN CONTROL		14
13.1	Dissolution or Liquidation	14
13.2	Change in Control	14

ARTICLE 14
MISCELLANEOUS PROVISIONS		14
14.1	No Uniform Rights to Awards	14
14.2	Share Certificates	14
14.3	No Rights as a Service Provider	14
14.4	No Rights as Shareholder	14
14.5	No Trust or Fund Created	15
14.6	No Fractional Shares	15
14.7	Requirement of Consent and Notification of Election Under Code § 83(b) or Similar Provision	15
14.8	Requirement of Notification Upon Disqualifying Disposition Under Code § 421(b)	15
14.9	Leaves of Absence	15
14.10	Notices	15
14.11	Non-Transferability of Awards	15
14.12	Date of Grant	15
14.13	Amendment and Termination of Plan	16
14.14	Conditions Upon Issuance of Shares	16
14.15	Severability	16
14.16	Inability to Obtain Authority	16
14.17	Shareholder Approval	16
14.18	Governing Law	16
14.19	Section 409A	16

iii

AMENDED AND RESTATED

AKORN, INC. 2014 STOCK OPTION PLAN

ARTICLE 1

PURPOSE OF THE PLAN

The purpose of this Amended and Restated Akorn, Inc. 2014 Stock Option Plan is to promote the interests of Akorn, Inc. and its shareholders by: (i) attracting and retaining exceptional Directors, Employees and Consultants (including prospective Directors, Employees and Consultants) of the Corporation, and (ii) enabling such individuals to participate in the long-term growth and financial success of the Corporation.

Accordingly, the Plan provides for the granting of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights, Performance Unit Awards, Performance Share Awards, and Other Stock Based Awards.

ARTICLE 2
DEFINITIONS

2.1          “409A Awards” has the meaning set forth in Section 14.19 of the Plan.

2.2          “Administrator” means the Board, the Committee, or any Officer or Employee of the Corporation to whom the Board or the Committee has delegated authority to administer the Plan.

2.3          “Affiliate” means a “parent” or “subsidiary” corporation as defined in Code §§ 424(e) and (f), or that the Board has designated as participating in the Plan.

2.4          “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.5          “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights, Performance Unit Awards, Performance Share Awards or Other Stock Based Awards.

2.6          “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.7          “Awarded Stock” means the Shares subject to an Award.

2.8          “Beneficial Owner” has the meaning set forth in Rule 13d-3 of the Exchange Act, provided that the exercise of voting rights by a nominee or proxy holder of the Board in connection with a meeting or proposed action by shareholders of the Corporation shall not be deemed to constitute such ownership and any ownership or voting power of the trustee under an employee benefit plan of the Corporation shall not be deemed to constitute such ownership.

2.9          “Board” means the Board of Directors of the Corporation.

2.10        “Cause” has the meaning set forth in Section 5.2(a) of the Plan.

2.11        “Change in Control” means, unless otherwise defined under Code § 409A and reflected in the Award Agreement, the occurrence of any of the following events:

(a)          the consummation of a merger or consolidation of the Corporation with any other entity which thereby becomes the Beneficial Owner of more than 50% of the outstanding “Voting Securities” (defined as securities the holders of which are entitled to vote for the election of Directors) of the surviving entity;

(b)          Directors who were members of the Board immediately prior to a meeting of the shareholders of the Corporation which meeting involves a contest for the election of at least one directorship, do not constitute at least a majority of the Directors following such meeting or election;

(c)          an acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of “Voting Securities” of the Corporation by any “Person”;

(d)          the shareholders of the Corporation approve a sale of all or substantially all of the assets of the Corporation or the liquidation of the Corporation; OR

(e)          there is a change, during any period of two consecutive years or less of a majority of the Board as constituted as of the beginning of such period, unless the election of each Director who is not a Director at the beginning of such period was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Corporation forms a holding company as a result of which the holders of the Corporation’s “Voting Securities” immediately prior to the transaction, hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the “Voting Securities” of a holding company owning all of the Corporation’s “Voting Securities” after the completion of the transaction.

2.12        “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

2.13        “Committee” means a committee of Directors or other individuals satisfying Applicable Laws and appointed by the Board in accordance with Article 3 of the Plan. If the Committee is comprised of two Directors, both Directors shall be “non-employee directors” as that term is defined in Rule 16b-3.

2.14        “Common Stock” means the Common Stock of the Corporation, or in the case of Awards not based on Shares, the cash equivalent thereof.

2.15        “Consultant” means any person, including an advisor, engaged by the Corporation or an Affiliate to render services to such entity.

2.16        “Corporation” means Akorn, Inc., a Louisiana corporation.

2.17        “Director” means a member of the Board.

2.18        “Disability” means, unless otherwise defined under Code § 409A and reflected in the Award Agreement, total and permanent disability as defined in Code § 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.19        “Effective Date” means December 30, 2013.

2.20        “Employee” means any person, including Officers and Directors, employed by the Corporation or an Affiliate. Neither service as a Director nor payment of a director’s fee by the Corporation will be sufficient to constitute “employment” by the Corporation.

2.21        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.22        “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash; or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator.

2.23        “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a)          If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the NASDAQ Global Select Market of the NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)          If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)          In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.24        “Fiscal Year” means the fiscal year of the Corporation.

2.25        “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code § 422 and the Treasury regulations promulgated thereunder.

2.26        “Non-Qualified Stock Option” means an Option that by its terms does not qualify, or is not intended to qualify, as an Incentive Stock Option.

2.27        “Officer” means a person who is an officer of the Corporation within the meaning of § 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.28        “Option” means an Incentive Stock Option or a Non-Qualified Stock Option or both, as the context requires.

2.29        “Other Stock Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Article 12. Other Stock Based Awards may include, without limitation, other Awards that represent an unfunded and unsecured promise to deliver Shares, cash, other securities or other property following a specified passage of time or period of service, the satisfaction of predetermined individual or Corporation performance goals and/or objectives or otherwise in accordance with the terms of the applicable Award Agreement.

2.30        “Outside Director” means a Director who either: (i) is not a current Employee of the Corporation or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Code § 162(m)), is not a former employee of the Corporation or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified retirement plan), was not an officer of the Corporation or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration (within the meaning of the Treasury regulations promulgated under Code § 162(m)) from the Corporation or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Code § 162(m).

2.31        “Participant” means the holder of an outstanding Award granted under the Plan.

2.32        “Performance Period” has the meaning set forth in Section 10.3 of the Plan.

2.33        “Performance Share” means, pursuant to Article 10, an Award granted to a Service Provider under which, upon the satisfaction of predetermined individual or Corporation performance goals and/or objectives, shares of Common Stock are paid to the Participant.

2.34        “Performance Unit” means, pursuant to Article 10, an Award granted to a Service Provider under which, upon the satisfaction of predetermined individual or Corporation performance goals and/or objectives, a cash payment shall be paid to the Participant based on the number of “units” awarded to the Participant. For this purpose, the term “unit” means bookkeeping units, each of which represents such monetary amount as shall be designated by the Administrator in each Award Agreement.

2.35        “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.36        “Plan” means the Akorn, Inc. 2014 Stock Option Plan, as amended from time to time.

2.37        “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock Award under the Plan or issued pursuant to the early exercise of an Option.

2.38        “Restricted Stock Unit” means an Award of an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Article 11 of the Plan.

2.39        “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.40        “Service Provider” means an Employee, Director or Consultant.

2.41        “Share” means a share of the Common Stock, as adjusted in accordance with Section 4.3 and Article 14 of the Plan.

2.42        “Stock Appreciation Right” or “SAR” means an Award that is designated as a SAR, and represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the exercise price per Share of the SAR, subject to the terms of the applicable Award Agreement.

2.43        “Substitute Awards” has the meaning set forth in Section 4.4 of the Plan.

2.44        “Unrestricted Stock” has the meaning set forth in Article 8 of the Plan.

ARTICLE 3
PLAN ADMINISTRATION

3.1         Procedure.

(a)          Board’s Delegation. The Board may delegate administration of the Plan to a Committee or multiple Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and vest in the Board the administration of the Plan. Different Committees with respect to different groups of Service Providers may administer the Plan.

(b)          Code § 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Code § 162(m), the Plan will be administered by a Committee of two or more Outside Directors.

(c)          Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(d)          Other Administration. Other than as provided above, the Plan will be administered by: (i) the Board, or (ii) a Committee, which committee will be constituted to satisfy Applicable Laws.

(e)          Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

3.2         Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)          To determine the Fair Market Value;

(b)          To select the Service Providers to whom Awards may be granted hereunder;

(c)          To determine the number of Shares to be covered by each Award granted hereunder;

(d)          To approve forms of agreement for use under the Plan;

(e)          To determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine in its sole discretion;

(f)          Subject to shareholder approval, to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;

(g)          Subject to shareholder approval, to institute an Exchange Program;

(h)          To construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, and to establish, amend and revoke rules and regulations for its administration;

(i)           To prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(j)           To modify or amend each Award (subject to the amendment terms thereof), including the discretionary authority to extend the post-termination exercise period of Awards longer than is otherwise provided for in the Plan;

(k)          To allow Participants to satisfy withholding tax obligations by electing to have the Corporation withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(l)            To authorize any person to execute on behalf of the Corporation any instrument required to affect the grant of an Award previously granted by the Administrator;

(m)          To allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(n)           To determine whether Awards will be settled in Shares, cash or in any combination thereof;

(o)           To create Other Stock Based Awards for issuance under the Plan;

(p)           To establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(q)          To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any re-sales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including, without limitation, (i) restrictions under an insider trading policy, and (ii) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers; and

(r)          To make all other determinations deemed necessary or advisable for administering the Plan.

3.3         Effect of Administrator’s Decision. The Administrator’s decision shall be binding on Participants and any other holders of Awards.

ARTICLE 4
STOCK SUBJECT TO THE PLAN

4.1         Stock Subject to the Plan. Subject to the provisions of this Article 4 and Article 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 7,500,000. Subject to the provisions of this Article 4 and Article 14 of the Plan, the following special limits apply to Shares available to Awards under the Plan: (i) the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 1,500,000; (ii) the maximum aggregate number of Shares that may be issuable or deliverable under Options or SARs granted in any calendar year to any one Participant shall be 2,000,000 Shares; and (iii) with respect to Awards intended to qualify as “performance-based compensation” within the meaning of Code § 162(m) (other than Options or SARs), the maximum aggregate number of Shares that may be issuable or deliverable under such Awards granted in any calendar year to any one Participant shall be 2,000,000 Shares or, with respect to Awards denominated in cash, $3,000,000 (measured as of the date of grant). In addition, subject to the provisions of this Article 4 and Article 14 of the Plan, the maximum aggregate number of Shares that may be issuable or deliverable under Awards granted in any calendar year to any one Director shall be 200,000 Shares plus cash in an amount not to exceed $250,000. The Shares may be authorized and unissued, or reacquired Common Stock. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is paid in cash. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Corporation withholding tax obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan.

4.2          Lapsed Awards. If any outstanding Award expires or is terminated or cancelled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Corporation, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

4.3          Adjustments for Changes in Capitalization and Similar Events. In the event the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation, or other similar corporate transaction or event affects the Shares resulting in an adjustment, then the Administrator shall:

(a)          in such manner as it may deem equitable or desirable, adjust any or all of (i) the number of Shares or other securities of the Corporation (or number and kind of other securities or property) with respect to which Awards may be granted, including, without limitation, (1) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, as provided in Section 4.1 of the Plan, and (2) the maximum number of Shares or other securities of the Corporation (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Corporation, and (ii) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Corporation (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, and (2) the exercise price with respect to any Award; or

(b)          if deemed appropriate or desirable, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per Share exercise price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR may be cancelled and terminated without any payment or consideration therefor).

(c)          Any such adjustments shall be made by the Administrator in its absolute discretion, and the decision of the Administrator shall be final, binding and conclusive.

Any Shares issuable as a result of any such adjustment shall be rounded to the next lower whole Share; no fractional Shares shall be issued. Any adjustment to the exercise price of an Award shall be rounded to the nearest penny.

4.4          Substitute Awards. The Administrator in its sole discretion shall have the right to substitute or assume Awards in connection with a share combination, share exchange, merger, consolidation, reorganization, or like corporate transaction which affects the number or nature of the Shares (“Substitute Awards”). The number of

Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Corporation or its Affiliate through a merger or acquisition shall not be counted against the aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Code §§ 421 and 422 that were previously granted by an entity that is acquired by the Corporation or an Affiliate through a merger or acquisition shall be counted against the aggregate number of Shares available for Incentive Stock Options under the Plan.

ARTICLE 5
PARTICIPATION

5.1          Eligibility. Any Director, Employee or Consultant (including any prospective Director, Employee or Consultant) of the Corporation and any Affiliate shall be eligible to be designated a Participant in the Plan for purposes of receiving Awards. However, Incentive Stock Options may be granted only to Employees.

5.2          Termination of Participation. If a Participant is no longer a Service Provider due to a termination for Cause (as defined below), then all Awards granted to the Participant shall expire upon the earlier of: (i) the date of the occurrence giving rise to such termination, or (ii) the natural expiration of the Award according to its underlying terms. Thereafter, the Participant shall have no rights with respect to any Awards under the Plan.

(a)          Defining “Cause”. For purposes of the Plan, “Cause” shall mean a Participant’s personal dishonesty; misconduct; breach of fiduciary duty; incompetence; intentional failure to perform stated obligations; willful violation of any law, rule, regulation or final cease and desist order; or any material breach of any provision of this Plan, Award Agreement, or any employment agreement.

ARTICLE 6
STOCK OPTIONS

6.1          Option Grant. Subject to the provisions of the Plan, the Administrator shall have sole and plenary authority to determine the Service Providers to whom Options shall be granted, the number of Shares to be covered by each Option, whether for Employees the Option will be an Incentive Stock Option or a Non-Qualified Stock Option, and the conditions and limitations applicable to the vesting and exercise of the Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Code § 422 and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Non-Qualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan, provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options.

(a)          Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Affiliate, the term of the Incentive Stock Option will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b)          $100,000 Limitation for Incentive Stock Options. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Corporation and any Affiliate) exceeds $100,000, such Options will be treated as Non-Qualified Stock Options. For purposes of this Section 6.1(b), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

6.2          Exercise Price. Except as otherwise established by the Administrator at the time an Option is granted and set forth in the applicable Award Agreement, the exercise price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Corporation and any Affiliate, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Options are intended to qualify as “qualified performance-based compensation” under Code § 162(m).

Notwithstanding the foregoing, Options may be granted with an exercise price of less than 100% of the Fair Market Value per Share on the date of grant if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code § 424(a) (involving a corporate reorganization).

6.3          Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.4          Exercise of Option.

(a)          Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Corporation receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Corporation will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Articles 4 and 14 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for purchase under the Option, by the number of Shares as to which the Option is exercised.

(b)          Termination of Relationship as Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.

(c)          Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination.

(d)          Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.

(e)          Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

(f)          Reversion to Plan. Unless otherwise provided by the Administrator, if on the date of termination, Disability or death as provided in Sections 6.4(b), (c), and (d) of the Plan, Participant is not fully vested as to his or her Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan following the Participant’s termination, Disability or death. If the vested portion of the Option is not exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.5          Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. To the extent permitted by Applicable Laws, consideration may consist entirely of:

(a)          cash;

(b)          check;

(c)          other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(d)          consideration received by the Corporation under a cashless exercise program implemented by the Corporation in connection with the Plan;

(e)          a reduction in the amount of any Corporation liability to the Participant, including, without limitation, any liability attributable to the Participant’s participation in any Corporation-sponsored deferred compensation program or arrangement;

(f)          any combination of the foregoing methods of payment; or

(g)         such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

ARTICLE 7
RESTRICTED STOCK

7.1          Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

7.2          Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator will determine in its sole discretion. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Corporation as escrow agent until the restrictions on such Shares have lapsed.

7.3          Transferability. Except as provided in this Article 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4          Removal of Restrictions. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

7.5          Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder shall not have voting rights with respect to those Shares, unless the Administrator determines otherwise.

7.6          Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.7          Return of Restricted Stock to Corporation. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Corporation and again will become available for grant under the Plan.

ARTICLE 8
UNRESTRICTED STOCK

Pursuant to the terms of the applicable Award Agreement, a Service Provider may be awarded (or sold at a discount) shares of Common Stock that are not subject to a Period of Restriction, in consideration for past services rendered thereby to the Corporation and any Affiliate or for other valid consideration.

ARTICLE 9
STOCK APPRECIATION RIGHTS

9.1          Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

9.2          Number of Shares. The Administrator will have sole discretion to determine the number of SARs granted to any Service Provider.

9.3          Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have sole discretion to determine the terms and conditions of SARs granted under the Plan. Except as otherwise established by the Administrator at the time a SAR is granted and set forth in the applicable Award Agreement, the exercise price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).

9.4          SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

9.5          Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and as set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 6.4(b), (c) and (d) will also apply to SARs.

9.6          Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Corporation an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, other securities, other Awards, other property or a combination of any of the foregoing.

9.7          Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a SAR previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

ARTICLE 10
PERFORMANCE UNITS AND PERFORMANCE SHARES

10.1        Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

10.2        Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.3        Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period”. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Corporation-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.4        Performance Measures. Performance Measures may be based on any one or more of the following: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; or earnings per share); financial return ratios (e.g., return on investment; return on invested capital; return on equity; or return on assets); increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; Stock price; and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance Measures may be based on the performance of the Company as a whole or of any one or more business units of the Company and may be measured relative to a peer group or an index. Performance Measures may vary from Participant to Participant. Performance Periods may overlap and Participants may participate simultaneously with respect to Award for which the Committee has prescribed different Performance Periods.

10.5        Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

10.6        Form and Timing for Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

10.7        Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Corporation, and again will be available for grant under the Plan.

ARTICLE 11
RESTRICTED STOCK UNITS

11.1        Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Without limiting the generality of the foregoing, Restricted Stock Units may be granted in the form of Performance Shares and Performance Units, as described in Article 10.

11.2        Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the period during which the Restricted Stock Units are subject to restrictions (which restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator), the number of Shares granted, and such other terms and conditions as the Administrator will determine in its sole discretion.

11.3        Settlement; Forfeiture. Restricted Stock Units may be settled in Shares, cash, other securities or other property, as the Administrator shall determine. The Administrator, in its sole discretion may permit Restricted Stock Units to be settled or paid as a lump sum, in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator and in conformance with Code § 409A. Restricted Stock Units shall be subject to forfeiture until no longer subject to restrictions and any other vesting criteria has been attained. In the event of any forfeiture, all rights of the Participant to such Restricted Stock Units, including to any dividend equivalents that may have been accumulated and withheld while the applicable restriction on the Restricted Stock Unit applied, shall terminate without further action or obligation on the part of the Company.

11.4        Transferability. Except as provided in this Article 11, neither the Restricted Stock Units nor any Shares thereunder (or any interest therein) may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated for the applicable restriction period.

11.5        Voting Rights. Unless and until unrestricted Shares are issued and delivered in respect of the applicable Restricted Stock Units, Service Providers holding Restricted Stock Units shall not have voting rights with respect to those Shares, unless the Administrator determines otherwise.

11.6        Dividends and Other Distributions. Generally, Service Providers holding Restricted Stock Units shall not be entitled to receive dividend equivalents, unless provided in the Award Agreement or as otherwise determined by the Administrator. If so provided in the applicable Award Agreement, Restricted Stock Units may be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares) either in cash or in Shares having a Fair Market Value equal to the amount of such dividends, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the release of restrictions on such Restricted Stock Units.

ARTICLE 12
OTHER STOCK BASED AWARDS

Other Stock Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock Based Awards shall be made, the amount of such Other Stock Based Awards, and all other conditions of the Other Stock Based Awards including, without limitation, any dividend and/or voting rights.

ARTICLE 13
DISSOLUTION OR LIQUIDATION, OR CHANGE IN CONTROL

13.1        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until 10 days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Corporation repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

13.2        Change in Control. If a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced by (i) the Corporation or an Affiliate of the Corporation, or (ii) a successor entity in such manner that the value of the awards is not diminished upon effecting the change, such Awards shall become fully exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse immediately prior to such Change in Control. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine, but in no case shorter than ten (10) trading days.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1        No Uniform Rights to Awards. The Corporation has no obligation to uniformly treat Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

14.2        Share Certificates. All certificates for Shares or other securities of the Corporation or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.3        No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Corporation or its Affiliate to terminate such relationship at any time, with or without cause.

14.4        No Rights as Shareholder. No Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Stock, except as provided in the applicable Award Agreement, the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares during the Period of Restriction. Except as otherwise provided in Section 4.3 or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

14.5        No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or Affiliate, on one hand, and a Participant or any other person, on the other. To the extent that any person acquires a right to receive payments from the Corporation or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation or Affiliate.

14.6        No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

14.7        Requirement of Consent and Notification of Election Under Code § 83(b) or Similar Provision. No election under Code § 83(b) (to include in gross income in the year of transfer the amounts specified in Code § 83(b)) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Administrator in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Administrator action to make such an election and the Participant makes the election, the Participant shall notify the Administrator of such election within 10 days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code § 83(b) or other applicable provision.

14.8        Requirement of Notification Upon Disqualifying Disposition Under Code § 421(b). If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code § 421(b) (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Corporation of such disposition within 10 days of such disposition.

14.9        Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder may be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Corporation; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Corporation or (ii) transfers between locations of the Corporation or between the Corporation or its Affiliate. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Corporation is not so guaranteed, then 6 months from the first day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Qualified Stock Option.

14.10      Notices. Any written notice to the Corporation required by any provisions of the Plan shall be addressed to the Secretary of the Corporation and shall be effective when received.

14.11      Non-Transferability of Awards. Other than pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) and unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.12      Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

14.13     Amendment and Termination of Plan.

(a)          Amendment and Termination. Subject to Sections 14.13(b) and (c) of the Plan, the Board may at any time amend, alter, suspend or terminate the Plan. Unless sooner terminated, this Plan shall terminate on December 30, 2023, the date that is 10 years from the date the Plan was originally adopted by the Board or approved by the shareholders of the Corporation, whichever was earlier.

(b)          Shareholder Approval. The Corporation will obtain shareholder approval of the Plan and of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed upon between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Corporation. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.14     Conditions Upon Issuance of Shares.

(a)          Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Corporation with respect to such compliance.

(b)          Investment Representations. As a condition to the exercise or receipt of an Award, the Corporation may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required.

14.15     Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

14.16     Inability to Obtain Authority. The inability of the Corporation to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Corporation of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

14.17     Shareholder Approval. The Plan shall be duly approved by the shareholders of the Corporation within 12 months after the date the Plan was adopted, or shall otherwise be rendered not effective.

14.18     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof.

14.19     Section 409A. It is the intention of the Corporation that no Award shall be “deferred compensation” subject to Code § 409A, unless and to the extent that the Administrator specifically determines otherwise, and this Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Code § 409A, including, without limitation, any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement and rules established by the Administrator, and shall comply in all respects with Code § 409A. The following rules will apply to Awards intended to be subject to Code § 409A (“409A Awards”):

(a)          If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code § 409A, including, without limitation, applicable transition rules thereunder.

(b)          The Corporation shall have no authority to accelerate distributions relating to Code § 409A Awards in excess of the authority permitted under Code § 409A.

(c)          Any distribution of a Code § 409A Award following a separation from service that would be subject to Code § 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code § 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Separation.

(d)          In the case of any distribution of a Code § 409A Award, if the timing of such distribution is not otherwise specified in this Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the Code § 409A Award is specified to occur.

(e)          In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or an Award agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

This Plan is hereby amended and restated on this _____ day of __________________, 2016.

AKORN, INC.

By:

Title:

AKORN, INC.
1925 WEST FIELD COURT, SUITE 300
LAKE FOREST, IL 60045

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The Board of Directors recommends you vote FOR proposals 1 and 2.						For	Against	Abstain

1.	Proposal to approve the Akorn, Inc. 2016 Employee Stock Purchase Plan.					☐	☐	☐

2.	Proposal to approve the amendment and restatement of the Akorn, Inc. 2014 Stock Option Plan.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000302636_1     R1.0.1.29

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com.

AKORN, INC. Special Meeting of Shareholders December 16, 2016 10:00 AM CST This proxy is solicited on behalf of the Board of Directors of Akorn, Inc.

The undersigned hereby constitutes and appoints Duane Portwood and Joseph Bonaccorsi as proxies for the undersigned, each with full power of substitution, to represent the undersigned. The proxy holders are instructed to vote as designated on the reverse side hereof, and according to the discretion of the proxy holder on any other matter that may properly come before the meeting, all of the shares of common stock of Akorn, Inc. held of record by the undersigned on October 28, 2016 that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on December 16, 2016 and at all adjournments thereof.

This proxy when properly executed and dated will be voted in the manner directed herein by the undersigned shareholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AKORN, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE AMENDMENT AND RESTATEMENT OF THE AKORN, INC. 2014 STOCK OPTION PLAN AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT FOR ITS SPECIAL MEETING OF SHAREHOLDERS. THE PROXY HOLDERS WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000302636_2     R1.0.1.29